Exhibit 4.1

$150,000,000

Credit Agreement

Dated as of November 9, 2022

between

Telephone and Data Systems, Inc.
as the Borrower,

and
Export Development Canada,
as Lender.

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
1.02 Other Interpretive Provisions.
1.03 Accounting Terms.
1.04 Rounding.
1.05 Times of Day.
1.06 Pro Forma Calculations.
1.07 Divisions.
1.08 Rates.
ARTICLE II.
THE COMMITMENT
2.01 Loans.
2.02 Borrowings and Continuation of Loans.
2.03 Prepayments.
2.04 Termination or Reduction of Commitment.
2.05 Repayment of Loans.
2.06 Interest.
2.07 Fees.
2.08 Computation of Interest and Fees.
2.09 Evidence of Debt.
2.10 Payments Generally.
2.11 [Reserved].
2.12 [Reserved].
2.13 Obligations Independent.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
3.02 Illegality.
3.03 Inability to Determine Rates.
3.04 Increased Costs.
3.05 Compensation for Losses.
3.06 Mitigation Obligations; Like Treatment.
3.07 Survival.
ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS
4.01 Conditions of Initial Loan.
4.02 Conditions to all Loans.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
5.01 Existence, Qualification and Power.
5.02 Authorization; No Contravention.
5.03 Governmental Authorization; Other Consents.
5.04 Binding Effect.
5.05 Financial Statements; No Material Adverse Effect.
5.06 Litigation.
5.07 No Default.
5.08 Ownership of Property; Liens.
5.09 Environmental Compliance.
5.10 Insurance.
5.11 Taxes.

5.12 ERISA Compliance.
5.13 Subsidiaries; Equity Interests; Guarantors.
5.14 Margin Regulations; Investment Company Act.
5.15 Disclosure.
5.16 Compliance with Laws.
5.17 Taxpayer Identification Number.
5.18 Anti-Corruption Laws; OFAC; Sanctions.
ARTICLE VI.
AFFIRMATIVE COVENANTS
6.01 Financial Statements.
6.02 Certificates; Other Information.
6.03 Notices.
6.04 Payment of Obligations.
6.05 Preservation of Existence, Etc.
6.06 Maintenance of Properties; Office.
6.07 Maintenance of Insurance.
6.08 Compliance with Laws.
6.09 Books and Records.
6.10 Inspection Rights.
6.11 Use of Proceeds.
6.12 [Reserved]
6.13 Further Assurances.
6.14 Additional Guarantors; Guaranty Trigger Event.
6.15 Anti-Corruption Laws.
ARTICLE VII.
NEGATIVE COVENANTS
7.01 Liens.
7.02 Investments.
7.03 Indebtedness.
7.04 Fundamental Changes.
7.05 Dispositions.
7.06 Restricted Payments.
7.07 Transactions with Affiliates and Subsidiaries.
7.08 Burdensome Agreements.
7.09 Use of Proceeds.
7.10 Financial Covenants.
7.11 Governmental Programs.
7.12 Anti-Corruption Laws; Sanctions.
7.13 Guarantees.
7.14 United States Cellular Corporation.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01 Events of Default.
8.02 Remedies Upon Event of Default.
8.03 Application of Funds.
ARTICLE IX.
[Reserved]
ARTICLE X.
MISCELLANEOUS
10.01 Amendments, Etc.
10.02 Notices; Effectiveness; Electronic Communication.

10.03 No Waiver; Cumulative Remedies; Enforcement.
10.04 Expenses; Indemnity; Damage Waiver.
10.05 Payments Set Aside.
10.06 Successors and Assigns.
10.07 Treatment of Certain Information; Confidentiality.
10.08 Right of Setoff.
10.09 Interest Rate Limitation.
10.10 Counterparts; Integration; Effectiveness.
10.11 Survival of Representations and Warranties.
10.12 Severability.
10.13 [Reserved].
10.14 Governing Law; Jurisdiction; Etc.
10.15 Waiver of Jury Trial.
10.16 No Advisory or Fiduciary Responsibility.
10.17 Electronic Execution of Assignments and Certain Other Documents.
10.18 PATRIOT Act; Anti-Terrorism Laws.
10.19 Time of the Essence.
10.20 Designation as Senior Debt.
10.21 FCC Approval.
10.22 Entire Agreement.
10.23 Keepwell.
10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
10.25 Acknowledgement Regarding Any Supported QFCs.
10.26 Guaranty Matters.

SCHEDULES
1.01(a)    Special Entities; Non-Subsidiary Variable Interest Entities
1.01(b) Existing Receivables Securitization Documentation
5.13    Subsidiaries; Other Equity Investments; Guarantors
7.01    Existing Liens
7.03    Existing Indebtedness
7.07    Existing Transactions with Affiliates
7.08    Existing Material Debt Instruments
10.02    Lending Office; Certain Addresses for Notices

EXHIBITS
Form of
A    Committed Loan Notice
B    Note
C    Compliance Certificate
D-1    Assignment and Assumption
D-2    [Reserved]
E    Opinion Matters
F    [Reserved]
G    U.S. Tax Compliance Certificates
H    [Reserved]
I    Guaranty
J    [Reserved]
K    Prepayment Notice

$150,000,000
TELEPHONE AND DATA SYSTEMS, INC.
CREDIT AGREEMENT
This CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, supplemented, extended, restated or otherwise modified from time to time, this “Agreement”) is entered into as of November 9, 2022, between TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation (the “Borrower”) and EXPORT DEVELOPMENT CANADA (the “Lender”).
WHEREAS, the Borrower has requested that the Lender provide to the Borrower a commitment to fund a term loan credit facility in an aggregate principal amount not to exceed $150,000,000 (a) to finance (or refinance) the Borrower’s purchase under a Supply Contract of goods and services (including goods and services purchased prior to the Closing Date) from the Exporter (as such terms are defined below), and (b) for the payment of fees and expenses hereunder, all as more particularly set forth in, and subject to the terms and conditions of, this Agreement.
In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
1.01    Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
“Adjusted Term SOFR” means, for purposes of any calculation, for any Interest Period, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment for such Interest Period; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, in relation to the Borrower or any of its Subsidiaries, any Person that would be considered to be an affiliate of the Borrower or any of its Subsidiaries, as the case may be, under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower or any of its Subsidiaries, as the case may be, were issuing securities; and, in relation to the Lender or any other Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the Lender or such other Person.
“Agreement” has the meaning specified in the introductory paragraph hereto.
“Anti-Terrorism Laws” means any Laws relating to financing terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Level	Debt Rating (S&P rating, Moody’s rating and Fitch rating, in that order)	Applicable Margin for Base Rate Loans	Applicable Margin for SOFR Loans
I	≥ BBB/Baa2/BBB	0.250%	1.250%
II	BBB-/Baa3/BBB-	0.375%	1.375%
III	BB+/Ba1/BB+	0.500%	1.500%
IV	BB/Ba2/BB	0.750%	1.750%
V	≤ BB-/Ba3/BB-	1.000%	2.000%

In the event that the Debt Ratings of any two ratings agencies are at the same Level, pricing shall be based upon such Level, and in the event that each of the three Debt Ratings are at different Levels, pricing shall be based upon the middle rating (i.e., the highest and lowest ratings shall be disregarded); provided that, notwithstanding the preceding,
(a) If any rating agency shall change the basis on which ratings are established, each reference to Moody’s Rating, S&P Rating or Fitch Rating shall refer to the then equivalent rating by the applicable rating agency;
(b) in the event that the Borrower has ratings from only two rating agencies and (i) they are split-rated by no more than one Level, the Moody’s Rating or the S&P Rating Level will apply (and if both the Moody’s Rating and the S&P Rating are the surviving ratings, then the Level applicable to the higher of the two shall apply) or (ii) they are split-rated by more than one Level, the Level one Level higher than the lowest rating will apply;
(c) If the Borrower has ratings from only one rating agency, then pricing will be based on the next lower Level from that rating;

(d) If the rating system of S&P, Moody’s or Fitch shall change, or if each of such rating agencies shall cease to be in the business of rating corporate debt obligations generally, then the most recently applicable Level shall apply for the next 30 days so long as the Borrower is negotiating in good faith to reach an amendment to the pricing provisions with the Lender and after the expiration of such 30 day period, pricing shall be based on Level V; and
(e) If the Borrower has no S&P Rating, Moody’s Rating or Fitch Rating, for any reason other than such agency’s ceasing to be in the business of rating corporate debt obligations generally, then pricing will be based on Level V.
Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
“Approved Fund” means any Fund that is administered or managed by (a) the Lender or (b) an Affiliate of the Lender.
“Assignment and Assumption” means an assignment and assumption entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), in substantially the form of Exhibit D-1 or any other form reasonably satisfactory to the Lender.
“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2021, and the related consolidated statements of operations, common stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if the then-current Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(e).
“Availability Period” means the period from and including the Closing Date to the earliest of (a) April 9, 2023, (b) the date of termination of the Commitment pursuant to Section 2.04, and (c) the date of termination of the commitment of the Lender to make Loans pursuant to Section 8.02.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act of 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the sum of 1/2 of 1% plus the Federal Funds Rate for such day, (b) the Prime Rate for such day and (c) the sum of (i) 1.00% plus (ii) Adjusted Term SOFR (determined in accordance with subsection (b) of the definition of Term SOFR) for a one-month tenor in effect on such day. Any change in the Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).
“Benchmark Replacement” means with respect to any Benchmark Transition Event the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:
(1)    Daily Simple SOFR; or
(2)    the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (ii) the related Benchmark Replacement Adjustment;.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrowing” means a borrowing consisting of a Loan made by the Lender pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in New York, New York or Ottawa, Ontario.
“Carlson Family Group” means any and all of the following persons: (a) LeRoy T. Carlson or his spouse, Margaret Carlson; (b) any child, grandchild, great grandchild or other lineal descendant of LeRoy T. Carlson and Margaret Carlson, including any Person with such relationship by adoption, or the spouse of any such Person; (c) the estate of any of the Persons described in subsections (a) and (b); (d) any trust or similar arrangement; provided that Persons described in subsections (a), (b), or (c) are the beneficiaries of more than fifty percent (50%) of the beneficial interests in such trust or arrangement; (e) the voting trust which expires on June 30, 2035, as amended from time to time, or any successor to such voting trust, including the trustees of such voting trust; and (f) any corporation, partnership, limited liability company or other entity in which Persons identified in subsections (a) through (e) own more than fifty percent (50%) of the voting interests in the election of directors or other management of such entity.
“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America (including, without limitation, the Federal Deposit Insurance Corporation) is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that is a member of the Federal Reserve System and whose deposits are fully insured by the Federal Deposit Insurance Corporation;
(c)    commercial paper in an aggregate amount of no more than $20,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “P-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P or at least “F-1” (or the then equivalent grade) by Fitch, in each case with maturities of not more than 180 days from the date of acquisition thereof;
(d)    securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A2 by Moody’s or A by Fitch;
(e)    demand deposit accounts maintained in the ordinary course of business;
(f)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (ii) are rated “AAA” by S&P, “Aaa” by Moody’s or “AAA” by Fitch and (iii) have portfolio assets of at least $1,000,000,000; and
(g)    Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from any of Moody’s, S&P or Fitch, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means the occurrence of any of the following:
(a)    any event or series of related events (including (x) the sale or issuance (or series of sales or issuances) of Equity Interests of the Borrower by the Borrower or by any holder or holders thereof, or (y) any merger, consolidation, recapitalization, reorganization or other transaction or arrangement) as a result of which the Carlson Family Group shall together cease to be “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting interests in the Borrower having the voting power, by class or through a combined total voting power of all classes of Equity Interests of the Borrower, to elect at least a majority of the members of the board of directors of the Borrower;
(b)    any “Change in Control” or any other similar event under and as defined in any of the agreements or the instruments governing any Indebtedness of the Borrower or of any of its Subsidiaries in an aggregate principal amount exceeding $100,000,000 shall at any time occur; or

(c)    an event or series of events by which during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.
“Closing Date” means the first date on which all of the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations related thereto.
“Commitment” means the Lender’s obligation to make Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount not to exceed $150,000,000.
“Commitment Fee Rate” mean, from time to time, the following percentages per annum, based upon the Debt Rating set forth below:

Level	Debt Rating (S&P rating, Moody’s rating and Fitch rating, in that order)	Commitment Fee Rate
I	≥ BBB/Baa2/BBB	0.150%
II	BBB-/Baa3/BBB-	0.200%
III	BB+/Ba1/BB+	0.275%
IV	BB/Ba2/BB	0.350%
V	≤ BB-/Ba3/BB-	0.400%

“Committed Loan Notice” means a notice of (a) a Borrowing or (b) a continuation of Loan pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or any other form approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C or any other form approved by the Lender.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.05 and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides, in consultation with the Borrower, that adoption of any portion of such market practice is not administratively feasible or if the Lender determines, in consultation with the Borrower, that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated EBITDA” means, for any period, an amount equal to the sum of, without duplication, (a) Consolidated Net Income for such period, (b) to the extent received in cash during such period and not already included in the Consolidated Net Income for such period, distributions from unconsolidated entities in which the Borrower directly or indirectly owns an Equity Interest plus (c) the following to the extent each was deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period (net of any Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period), (iii) depreciation, amortization and accretion expense and all other non-cash charges deducted from Consolidated Net Income for such period which do not represent a cash item in such period and minus (d) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period; provided that, notwithstanding the foregoing, in no event shall any gain realized by the Borrower or any Subsidiary as a result of the purchase of Indebtedness of the Borrower or any Subsidiary for less than the face value of such Indebtedness be included in Consolidated EBITDA; and provided further that, notwithstanding the foregoing, that (1) when and to the extent that non-cash charges described in clause (c)(iii) above become cash paid items, such amounts shall be deducted from Consolidated EBITDA and (2) when and to the extent that non-cash items described in clause (d) above become cash received items, such amounts shall be added to Consolidated EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including, without limitation, all purchase money Indebtedness and all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments); (b) all obligations incurred as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms and (ii) ordinary course of business purchase price adjustments and earnouts); (c) all reimbursement and other payment obligations with respect to letters of credit, bankers’ acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar instruments, including all obligations so evidenced that are incurred in connection with the acquisition of property or any business; (e) all indebtedness created under any conditional sale or other title retention agreements or sales of accounts receivable; (f) all non-recourse indebtedness of the kind described in clause (a) through clause (e) secured by Liens on property of the obligor; (g) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations; (h) net obligations under any Swap Contract; (i) all Indebtedness of the types referred to in subsections (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary and (j) all Guarantees in respect of indebtedness of the kind described in clause (a) through clause (h) above; excluding up to $25,000,000 in the aggregate of contingent liabilities of the Borrower and its Subsidiaries which are not required by GAAP to be recorded on the balance sheet of the Borrower and its Subsidiaries. For all purposes of this Agreement, the term “Consolidated Funded Indebtedness” shall not include, with respect to the Borrower and its Subsidiaries, the contractual and other similar obligations of the Borrower and its Subsidiaries with respect to any Monetization Transactions.
“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate amount of interest required to be paid or payable in cash by the Borrower or any of its Subsidiaries during such period on all Consolidated Funded Indebtedness of the Borrower or any of its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including that portion of rent expense treated as interest in accordance with GAAP in respect of capital lease obligations (including, without duplication, the interest for rental payments made with respect to Sale and Leaseback Transactions) and expressly including (a) any commitment fee payable pursuant to Section 2.07 and (b) any other scheduled commitment fee, facility fee, utilization fee or other scheduled fee payable by the Borrower or any Subsidiary in connection with Consolidated Funded Indebtedness of the Borrower or any Subsidiary.
“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period; provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Interest Coverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Consolidated Interest Charges are computed on Indebtedness of any such Non-Subsidiary Variable Interest Entity which is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Leverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Indebtedness of any such Non-Subsidiary Variable Interest Entity is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.
“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined in accordance with GAAP; provided that, notwithstanding anything herein to the contrary, net income attributable to Non-Subsidiary Variable Interest Entities shall be excluded from the calculation of Consolidated Net Income.
“Consolidated Total Assets” means, as at any date, all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, material instrument or other material undertaking to which such Person is a party or by which it or any material amount of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning given such term in Section 10.25.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.
“Debt Rating” means, as of any date of determination, the S&P Rating, Moody’s Rating or Fitch Rating (collectively, such ratings referred to as the “Debt Ratings”).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disposition” or “Dispose” means any sale, transfer, or other disposition of any property by any Person, including without limitation (a) any Sale and Leaseback Transaction and (b) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means, with respect to any Person, all of the outstanding shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other outstanding ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares underlying such warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that, as of the termination date, equal or exceed its “benefit liabilities”, as such term is defined in Section 4001(a)(16) of ERISA, the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.
“Excluded Subsidiary” means Suttle-Straus, Inc.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of the Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.
“Existing Receivables Securitization” means any transaction evidenced by the documents listed on Schedule 1.01(b) and with respect to which the Borrower has complied with the last sentence of the definition of “Receivables Securitization” in this Agreement prior to July 30, 2021.
“Exporter” means Nokia OYJ.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.
“FCC” means The Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision) of the United States.
“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.
“Fee Letter” means the letter agreement, dated November 9, 2022, between the Borrower and the Lender.
“Fitch” means Fitch Ratings, Inc., and any successor thereto.
“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s public corporate credit rating which, for the avoidance of doubt, shall be the “issuer default rating” issued by Fitch to the Borrower.
“Floor” means a rate of interest equal to 0%.
“Foreign Lender” means a Lender that is organized under the Laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, except to the extent provided in Section 1.03, generally accepted accounting principles in the United States as in effect from time to time and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.
“Government Program” has the meaning specified in Section 7.03(f).
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person without duplication, (a) any payment obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary payment obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantied Parties” means the Lender.
“Guarantors” means, collectively, the Domestic Subsidiaries of the Borrower listed on Schedule 5.13 and each other direct Domestic Subsidiary that is a Material Subsidiary of the Borrower that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.14; provided that neither U.S. Cellular or the Excluded Subsidiary nor any of their respective Subsidiaries shall be a Guarantor.
“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Guarantied Parties, substantially in the form of Exhibit I, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.14.
“Guaranty Release Date” means the date that all of the following conditions have been satisfied: (a) no Default exists, (b) at least two of S&P Rating, Moody’s Rating or Fitch Rating is greater than or equal to BBB-, Baa3 or BBB-, respectively, (c) there are no Guarantees by the Borrower or any Subsidiaries of the U.S. Cellular Term Loan Facility, TDS CoBank Term Loan Facility or of the U.S. Cellular Revolving Loan Facility (or any such Guarantee shall be released substantially concurrently with the Guaranty Release Date) and (d) there is no outstanding Pari Passu Guaranteed Indebtedness (or, if there is outstanding Pari Passu Guaranteed Indebtedness as of such date, all Guarantees of such Pari Passu Guaranteed Indebtedness shall be released substantially concurrently with the Guaranty Release Date).
“Guaranty Release Period” means any period commencing on the date on which a Guaranty Release Date occurs and ending on the date on which a Guaranty Trigger Event occurs.
“Guaranty Trigger Event” has the meaning specified in Section 6.14(b).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“HMT” has the meaning specified in the definition of Sanctions.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 120 days after the date on which such trade account payable was due (unless such trade account is the subject of a good faith dispute), and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    capital leases and Synthetic Lease Obligations;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment, in each case, solely to the extent such payment is required to be made in cash, in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)    all obligations of such Person (i) to pay deferred compensation to employees, (ii) with respect to purchase price adjustments on acquisitions and (iii) to return customer deposits, but only in each case to the extent that any such obligation described in subsection (i), (ii) or (iii) preceding remains unpaid for more than 120 days after the date on which such obligation was to be paid (unless such obligation is the subject of a good faith dispute), and
(i)    all Guarantees of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means, as to each SOFR Loan, the period commencing on the date such Loan is disbursed or continued and ending on the date one, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided, that:
(i)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)    no Interest Period shall extend beyond the Maturity Date;
(iv)    to the extent there is more than one Borrowing hereunder, the Interest Period for all Loans shall end on the first Interest Payment Date to occur after the end of the Availability Period; and
(v)    no tenor that has been removed from this definition pursuant to Section 3.03 shall be available for specification in any Committed Loan Notice.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests, debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” has the meaning specified in the introductory paragraph hereto.
“Lending Office” means, the office or offices of the Lender located at its address set forth in Schedule 10.02, or such other office or offices as the Lender may from time to time notify the Borrower.
“Level” means each Level designated on the charts in the definitions of Applicable Margin and Commitment Fee.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” has the meaning specified in Section 2.01.

“Loan Documents” means this Agreement, the Guaranty, the Fee Letter and the Note.
“Loan Parties” means, collectively, the Borrower and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition or business of the Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of the Lender under any Loan Document; or (c) a material impairment of the ability of the Guarantors, taken as a whole, or the Borrower, to perform their obligations under any Loan Document to which they are a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantors, taken as a whole, or the Borrower, of any Loan Document to which they are a party.
“Material Domestic Subsidiary” means any direct Domestic Subsidiary of the Borrower that is a Material Subsidiary; provided, however, that neither U.S. Cellular nor the Excluded Subsidiary nor any of their respective Subsidiaries shall be a Material Domestic Subsidiary.
“Material Subsidiary” means any Subsidiary that is directly or indirectly owned by the Borrower and whose total assets constitute at least 1% of Consolidated Total Assets or whose gross revenues determined in accordance with GAAP constitute at least 1% of the consolidated gross revenues of the Borrower and its Subsidiaries calculated in accordance with GAAP, and “Material Subsidiaries” means collectively each Material Subsidiary.
“Maturity Date” means, the earlier of (i) the date of acceleration of the Obligations in accordance with Section 8.02 and (ii) five (5) year anniversary of the first Borrowing hereunder; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Monetization Transaction” means, with respect to any Specified Equity Interests owned by the Borrower or any of its Subsidiaries, any transaction, agreement, device or arrangement (A) which results in the Borrower or any Subsidiary receiving payments on account of entering into contractual or other similar obligations and granting rights in, to or with respect to such Specified Equity Interests, or (B) by which the Borrower or any Subsidiary hedges against price fluctuation with respect to such Specified Equity Interests.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s public corporate credit rating which, for the avoidance of doubt, shall be the Borrower’s “corporate family rating” as issued by Moody’s.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Proceeds” means with respect to each Disposition by the Borrower or any of its Subsidiaries under Section 7.05(g), the excess, if any, of (a) the sum of cash and all other assets received in connection with such Disposition (including without limitation, any cash, cash equivalents, notes, and all other assets received, including by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise) over (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset (so long as such security interest was not granted in anticipation of the Disposition of such asset) and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees) and (iii) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subsection (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Proceeds.
“Non-Subsidiary Variable Interest Entity” means, at any time, a Variable Interest Entity that is not a Subsidiary. Schedule 1.01(a) identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof.
“Note” means a promissory note made by the Borrower in favor of the Lender evidencing Loans made by the Lender, substantially in the form of Exhibit B.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Loan Party arising under any Loan Document, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Ordinary Capital Expenditures” means, with respect to any Special Entity or Subsidiary, capital expenditures incurred in the ordinary course of business consistent with past practices that are either related to maintenance or are ordinary course acquisitions that are identified with an existing and ongoing project of such Special Entity or Subsidiary.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means the aggregate outstanding principal amount of Loans after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.
“Pari Passu Guaranteed Indebtedness” means, collectively, (a) the Indebtedness of the Borrower and the Subsidiary Guarantees thereof permitted by Sections 7.03(i) and 7.03(k) and (b) the Indebtedness of the Borrower and the Subsidiary Guarantees thereof permitted by Sections 7.03(h) and 7.03(i) of the TDS Wells Fargo Credit Agreement (or any successor comparable provision).
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Patriot Act” has the meaning specified in Section 5.18(a).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Periodic Term SOFR Determination Date” has the meaning specified in the definition of “Term SOFR”.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.
“Permitted Equal and Ratable Lien” has the meaning specified in clause (L) of the proviso to Section 7.08(a).
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Prepayment Notice” means a notice of prepayment of Loans pursuant to Section 2.03(a), which shall be substantially in the form of Exhibit K or any other form approved by the Lender (including any form on an electronic platform or electronic transmission system as shall be approved by the Lender), appropriately completed and signed by a Responsible Officer of the Borrower.
“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal. In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Lender in its sole discretion. Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Person.
“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Specified Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Lender and based upon reasonable assumptions and calculations which are expected to have a continuing impact).
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.”
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning given such term in Section 10.25.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Receivables Securitization” means any (a) secured lending or other financing facility entered into by a Securitization Entity solely for the purpose of purchasing or financing Securitization Assets of U.S. Cellular and/or its Subsidiaries; provided that (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Entity (A) is Guaranteed by, recourse to or otherwise obligates the Borrower or any of its Subsidiaries (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty) or (B) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (except Standard Securitization Undertakings or the Recourse Guaranty), (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) other than the initial Investment in such facility (which may, for avoidance of doubt, include Standard Securitization Undertakings) neither the Borrower nor any of its other Subsidiaries is required to make additional Investments in connection with such facility, (iv) none of the Borrower or any other Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Entity (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty), (v) neither the Borrower nor any of its Subsidiaries (except such Securitization Entity) has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results, and (vi) no Event of Default exists as of the effective date of such secured lending or other financing facility or (b) Existing Receivables Securitization. On or prior to the entry into a Receivables Securitization under clause (a) of the preceding sentence, the Borrower shall deliver to the Lender a certificate executed by a Responsible Officer of the Borrower (I) evidencing the designation of a Subsidiary as a Securitization Entity by the Board of Directors of U.S. Cellular and (II) certifying that such Receivables Securitization complies with the foregoing conditions.
“Recipient” means the Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.
“Recourse Guaranty” means any general recourse guarantee by U.S. Cellular or any of its Subsidiaries of Indebtedness pursuant to a Receivables Securitization, which guarantee is either unsecured or secured solely by a pledge of the Equity Interests of the Securitization Entity that is a party to such Receivables Securitization, and only to the extent that such guaranty is permitted by the U.S. Cellular Revolving Loan Facility.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB and/or the Federal Reserve Bank of New York or any successor thereto.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Vice President and Treasurer or Vice President-Controller and Chief Accounting Officer of the Borrower or the chairman, president, chief executive officer, chief financial officer, chief accounting officer, treasurer, controller, secretary or any vice president of the applicable Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any two of the foregoing officers in a notice to the Lender or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Lender.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).
“S&P” means Standard and Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.
“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s public corporate credit rating.
“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing (as lessee) by the Borrower or any of its Subsidiaries of any property (the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for the Borrower or any Subsidiary), which property has been or is to be sold or transferred by the Borrower or any Subsidiary to a Subsidiary or any other Person in contemplation of or in connection with such arrangement.
“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”), the Canadian Government or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Assets” means accounts receivable of U.S. Cellular or any of its Subsidiaries arising from equipment installment plans and other similar consumer equipment financing arrangements, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitizations involving such accounts receivable.
“Securitization Entity” means, as to U.S. Cellular, or any of its Subsidiaries, any bankruptcy-remote, special purpose corporation, partnership, trust, limited liability company or other business entity that is formed by and will remain wholly-owned by U.S. Cellular or any of its Subsidiaries for the sole and exclusive purpose of purchasing or financing Securitization Assets pursuant to a Receivables Securitization and which is designated by the Board of Directors of U.S. Cellular as a Securitization Entity in accordance with the terms of this Agreement.
“SOFR” means a per annum rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“Special Entity” means a Person (other than a Subsidiary) (a) listed on Schedule 1.01(a) and in existence on the Closing Date or (b) created after the Closing Date and with respect to which (i) the Borrower or any Subsidiary has made an equity Investment and directly or indirectly owns a minority interest, or any Special Entity has made an Investment and directly or indirectly owns an interest and (ii) the Borrower has delivered prior written notice to the Lender of the creation of such Special Entity and its designation as a Special Entity.
“Specified Acquisition” means (a) any acquisition for consideration equal to or greater than $50,000,000 or (b) any other acquisition designed as a “Specified Acquisition” by the Borrower in the applicable Compliance Certificate.
“Specified Disposition” means (a) any Disposition having gross sales proceeds equal to or greater than $50,000,000 or (b) any other Disposition designed as a “Specified Disposition” by the Borrower in the applicable Compliance Certificate.
“Specified Equity Interests” means Equity Interests owned by the Borrower or any of its Subsidiaries in any Person or Persons that (a) are not directly, or indirectly through one or more intermediaries, Controlled by the Borrower or by any of its Subsidiaries and (b) are either disclosed on Schedule 5.13, or acquired by the Borrower after the Closing Date in connection with an acquisition expressly permitted under Section 7.02 or a divestiture expressly permitted under Section 7.05.
“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.23).
“Specified Pari Debt” has the meaning specified in clause (L) of the proviso to Section 7.08(a).
“Specified Transactions” means (a) any Specified Disposition and (b) any Specified Acquisition.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and other obligations, including with respect to servicing obligations (provided that, in no event shall any such obligations constitute Indebtedness) made or provided by U.S. Cellular or any of its Subsidiaries in connection with a Receivables Securitization (a) of a type and on terms customary for comparable transactions and of a character appropriate for the assets being securitized and (b) which have been negotiated at arm’s length with an unaffiliated third party; provided that any such undertaking by and between U.S. Cellular or any of its Subsidiaries and a Securitization Entity shall be excluded from the requirement in this clause (b) if (i) clause (a) is satisfied and (ii) such undertaking is in connection with a Receivables Securitization involving an unaffiliated third party.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, no Non-Subsidiary Variable Interest Entity shall be considered a “Subsidiary” hereunder for any purpose other than solely as contemplated by Section 1.03(c).
“Supply Contract” means each purchase agreement or other agreement providing for the sale of goods from Exporter to Borrower entered into from time to time, as the foregoing may be amended, restated, modified, renewed or replaced from time to time.
“Supported QFC” has the meaning given such term in Section 10.25.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Lender or any Affiliate of the Lender).
“Synthetic Lease Obligation” means the monetary obligation of a Person in connection with a transaction that is (a) treated and accounted for as a lease in the financial statements of such Person but (b) treated and accounted for as indebtedness in the tax statements of such Person, but in any case which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“TDS CoBank Term Loan Facility” means that certain Credit Agreement dated January 6, 2020, among the Borrower and CoBank, ACB, as the administrative agent, the lead arranger, the sole bookrunner and a lender, and the other lenders party thereto, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.
“TDS Wells Fargo Credit Agreement” means that that certain First Amended and Restated Credit Agreement, dated as of July 20, 2021, among the Borrower, Wells Fargo Bank, National Association, as the administrative agent, swing line lender and L/C issuer, and the other lenders party thereto from time to time, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time in accordance with the terms thereof.
“Term SOFR” means, (a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and
(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Adjustment” means a percentage per annum as set forth below for the applicable Interest Period:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Threshold Amount” means, on any date of determination and calculated as of the last day of the fiscal quarter for which financial statements were most recently delivered by the Borrower pursuant to Section 6.01(a) or 6.01(b), as applicable, an amount equal to 7.5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
“United States” and “U.S.” mean the United States of America.
“U.S. Cellular” means United States Cellular Corporation.
“U.S. Cellular Citibank Loan Facility” means that certain Credit Agreement dated as of December 17, 2021, among U.S. Cellular, Citibank, N.A., as the administrative agent, global coordinator, a mandated lead arranger and a lender, Export Development Canada, as a mandated lead arranger and a lender and certain other lenders from time to time party thereto, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time.
“U.S. Cellular Facilities” means each of the U.S. Cellular Revolving Loan Facility, the U.S. Cellular Term Loan Facility, the U.S. Cellular SOFR Loan Facility and the U.S. Cellular Citibank Loan Facility, together.
“U.S. Cellular Revolving Loan Facility” means that certain First Amended and Restated Credit Agreement dated as of July 20, 2021, among U.S. Cellular, Toronto Dominion (Texas) LLC, as the administrative agent and certain other lenders and financial institutions party thereto from time to time, as amended, restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time.
“U.S. Cellular SOFR Loan Facility” means that certain Senior Term Loan Credit Agreement dated as of December 9, 2021 among U.S. Cellular, the lenders party thereto and Toronto-Dominion (Texas) LLC, as the administrative agent, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time.
“U.S. Cellular Term Loan Facility” means that certain Third Amended and Restated Credit Agreement dated as of July 30, 2021 among U.S. Cellular, the lenders party thereto and CoBank, ACB, as the administrative agent, as amended, restated, supplemented, replaced, refinanced, extended or otherwise modified from time to time.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Special Resolution Regimes” has the meaning given such term in Section 10.25.
“Variable Interest Entity” means any variable interest entity that the Borrower is required to consolidate at any time pursuant to FASB ASC 810 - Consolidation. Schedule 1.01(a) identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof. Schedule 5.13 identifies the entities that are Variable Interest Entities that are Subsidiaries as of the date hereof.
“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (i) director’s qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02    Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law, including Anti-Terrorism Laws, Debtor Relief Laws, the Code, the Commodity Exchange Act, ERISA, the Patriot Act, the Securities Exchange Act of 1934, the Uniform Commercial Code, the Investment Company Act of 1940, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03    Accounting Terms.
(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.01, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    Changes in GAAP. Unless the Borrower shall otherwise have provided the notice set forth in the next sentence, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including, without limitation, the adoption of International Financial Reporting Standards by U.S. companies), and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision to the contrary herein, all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as capital lease obligations in the financial statements.
(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each Non-Subsidiary Variable Interest Entity even though such Non-Subsidiary Variable Interest Entity is not a Subsidiary as defined herein. For the avoidance of doubt, Subsidiaries that are Variable Interest Entities are included in the consolidated financial statements of the Borrower and its Subsidiaries and are included in the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference.
1.04    Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern Standard time (daylight or standard, as applicable).

1.06    Pro Forma Calculations. For purposes of making financial calculations to determine compliance with Section 7.10(b), (a) with respect to any (i) acquisition by the Borrower or any of its Subsidiaries for consideration of less than $50,000,000 and (ii) with respect to Dispositions by the Borrower or its Subsidiaries having gross sales proceeds of less than $50,000,000, Consolidated EBITDA may, at the option of the Borrower upon notice to the Lender as indicated in the applicable Compliance Certificate, be adjusted on a Pro Forma Basis and (b) with respect to (i) any Specified Acquisition by the Borrower or any of its Subsidiaries and (ii) with respect to any Specified Dispositions by the Borrower or its Subsidiaries, (A) Consolidated EBITDA shall be adjusted on a Pro Forma Basis and (B) the Borrower shall, concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), deliver a certificate of the Borrower signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower attaching financial data and calculations reasonably acceptable to the Lender setting forth such pro forma calculations in reasonable detail.
1.07    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.08    Rates. The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Lender may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II.
THE COMMITMENT
2.01    Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties of the Loan Parties set forth herein and in the other Loan Documents, the Lender agrees to make term loans (each such term loan, a “Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount as the Borrower shall request not to exceed at any time outstanding the amount of the Lender’s Commitment. The Borrower may not prepay under Section 2.03 and reborrow under this Section 2.01. In no event may the Borrower request (i) more than one (1) Borrowing per calendar month during the Availability Period and (ii) a Borrowing during the last calendar week of December 2022.
2.02    Borrowings and Continuation of Loans.
(a)    Each Borrowing and each continuation of a Loan shall be made upon the Borrower’s irrevocable notice to the Lender by a Committed Loan Notice. Each such Committed Loan Notice must be received by the Lender not later than 11:00 a.m. (i) six Business Days prior to the requested date of any Borrowing and (ii) three Business Days prior to the requested continuation of any Loan. Each Borrowing of a Loan shall be in a minimum principal amount of $5,000,000. Each Committed Loan Notice shall be irrevocable and shall specify (i) the requested date of the Borrowing (which shall be a Business Day during the Availability Period) or continuation of the Loans, (ii) the principal amount of Loans to be borrowed or continued and (iii) the duration of the Interest Period with respect thereto. If the Borrower fails to give timely notice of a continuation or the Borrower otherwise fails to specify an Interest Period in any Committed Loan Notice, it will be deemed to have specified an Interest Period of three months for such Loan.
(b)    To the extent reasonably requested by the Lender, the Borrower shall deliver to the Lender copies of any Supply Contract, purchase orders and other evidence available to the Borrower relating to the purchase of goods and services from the Exporter.
(c)    Following receipt of a Committed Loan Notice, and upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Loan, Section 4.01), the Lender shall make the Loan available to the Borrower by wire transfer of the funds in accordance with instructions provided to (and reasonably acceptable to) the Lender by the Borrower.
(d)    Except as otherwise provided herein, a SOFR Loan may be continued only on the last day of an Interest Period for such SOFR Loan. After the first Interest Payment Date after the end of the Availability Period, there shall be only one Interest Period in effect with respect to the Loans.
(e)    The Lender shall promptly notify the Borrower of the interest rate applicable to any Interest Period for SOFR Loans selected hereunder upon the determination of such interest rate. At any time that Base Rate Loans are outstanding, the Lender shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change. Failure to deliver any such notice shall not affect the effectiveness of any such interest rate or result in any liability to the Lender.
2.03    Prepayments.
(a)    Voluntary. The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) a Prepayment Notice must be received by the Lender not later than 11:00 a.m. five Business Days prior to any date of prepayment of any Loans; and (ii) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; or, if less, the entire principal amount thereof then outstanding. Each Prepayment Notice shall specify the date and amount of such prepayment. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or postpone any Prepayment Notice under this Section 2.03(a) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or otherwise shall be delayed (subject to payment by the Borrower of amounts owed under Section 3.05 occurring as a result of such notice).
(b)    [Reserved].
(c)    Applications of Prepayments.     All prepayments permitted pursuant to this Section 2.03 shall be applied to the remaining unpaid installments of principal of the Loans in the inverse order of scheduled maturities.
(d)    Generally. If notice of prepayment is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.
2.04    Termination or Reduction of Commitment.
(a)    Voluntary. The Borrower may, upon notice to the Lender, terminate the Commitment, or from time to time permanently reduce the Commitment, without premium or penalty (except those amounts payable by the Borrower under Section 3.05 which shall be paid by the Borrower); provided that (i) any such notice shall be received by the Lender not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitment if such termination would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or otherwise shall be delayed (subject to payment by the Borrower of amounts owed under Section 3.05 occurring as a result of such notice).

(b)    Mandatory. The Commitment shall be automatically and permanently (A) reduced by an amount and in accordance with the terms of Section 7.05(g) or (B) terminated upon the expiration of the Availability Period, after giving effect to any Borrowings pursuant to Section 2.02.
(c)    Generally. The Borrower shall pay to the Lender all fees accrued until the effective date of any termination of the Commitment on the effective date of such termination.
2.05    Repayment of Loans. In addition to any prepayments made pursuant to Section 2.03 (any such prepayments pursuant to Section 2.03 to be applied to any remaining unpaid principal installments of the Loans set forth below as specified in Section 2.03(c)), the Borrower shall repay the aggregate outstanding principal balance of the Loans in full on the Maturity Date. For the avoidance of doubt, on the Maturity Date, the Borrower shall pay in full the amount of all Loans then outstanding.
2.06    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each SOFR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Term SOFR for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate. For the avoidance of doubt, all Loans hereunder shall be SOFR Loans, subject only to the provisions of Section 3.03.
(b)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(i)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    Upon the request of the Lender, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable Laws) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.07    Fees.
(a)    Commitment Fee. The Borrower shall pay to the Lender a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Commitment exceeds the Outstanding Amount of Loans. The commitment fee shall accrue, commencing on the Closing Date through the last day of the Availability Period, including at any time during such period during which one or more of the conditions in Article IV is not met, and shall be due and payable on the earlier of (i) the last day of the Availability Period and (ii) the date on which the available Commitment hereunder has been reduced to zero. The commitment fee shall be calculated in arrears.
(b)    [Reserved].
2.08    Computation of Interest and Fees.
(a)    All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.09    Evidence of Debt.
(a)    The Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender. Such accounts or records maintained by the Lender shall be prima facie evidence of the amount of the Loans made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a Note payable to the Lender, which shall evidence the Lender’s Loans in addition to such accounts or records. The Lender may attach schedules to the Note and endorse thereon the date, amount and maturity of the Loans and payments with respect thereto.
(b)    Entries made in good faith by the Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to the Lender under this Agreement and the other Loan Documents; provided that the failure of the Lender to make an entry, or any finding that an entry is incorrect, in such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.
2.10    Payments Generally. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at its Lending Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
2.11    [Reserved].
2.12    [Reserved].
2.13    Obligations Independent. The liability of the Borrower to make payments to the Lender under the Loan Documents shall be in no way (a) conditional upon the due performance by the Exporter or any other exporter or supplier or any cooperating party of the terms of any Supply Contract or any related contract nor (b) affected by any dispute under or unenforceability of any such Supply Contract or any related contract or any claim which the Borrower or any of its Subsidiaries may have or consider that they have against the Exporter or any cooperating party as aforesaid. The Lender shall be under no obligation to inquire into the adequacy or enforceability of the Supply Contract or any related contract or as to whether any default, dispute or non-performance has arisen thereunder. The Borrower further acknowledges that the Lender has not made any representation or warranty whatsoever with respect to any Supply Contract or any related contract or the performance by any party of its obligations thereunder.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes. If, however, applicable Laws require any Loan Party to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Loan Party shall withhold or make such deductions as are determined by such Loan Party to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(iii)    If any Loan Party shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Lender timely reimburse it for the payment of any Other Taxes.
(c)    Tax Indemnifications. Without limiting or duplicating the provisions of subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Lender or paid by such Recipient in connection with a Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
(d)    Evidence of Payments. Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or by the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.
(e)    Status of Lender; Tax Documentation.
(i)    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, then the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.
(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    if the Lender is a U.S. Person, it shall deliver to the Borrower on or prior to the date of this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax;

(B)    if the Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date of this Agreement (or, if later, on or prior to the date which such Foreign Lender becomes a Lender hereunder) (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    executed copies of IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the Borrower) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies (or originals, if required by applicable law) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and
(D)    if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine that the Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    The Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
(f)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion, that it has received a refund of, or tax credit with respect to, any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses (including Taxes and Other Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund or credit to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Without limiting the survival of any other provisions of this Agreement, each party’s obligations under this Section 3.01 shall survive any assignment of rights by the Lender, the termination of the Commitment and the repayment, satisfaction or discharge of all other Obligations.

3.02    Illegality.
(a)    If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund the Loans, to determine or charge interest by reference to SOFR, then, on notice thereof by the Lender to the Borrower, any obligation of the Lender to make or continue Loans shall be suspended until the Lender notifies the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (i) the Borrower shall, if necessary to avoid such illegality, upon demand from the Lender, prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (the interest rate on which Base Rate Loans shall, if necessary to avoid such illegality, be determined by the Lender without reference to clause (c) of the definition of “Base Rate”) either on the last day of the Interest Period therefor, if the Lender may lawfully continue to maintain such Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Loans to such day, and (ii) if necessary to avoid such illegality, the Lender shall during the period of such suspension compute interest pursuant to Section 2.06 hereof without reference to clause (c) of the definition of “Base Rate,” in each case until it is no longer illegal for the Lender to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR.  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.
(b)    If the Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Lender or its applicable Lending Office to make, maintain or fund the Loans, as a result of any Sanctions administered or enforced by any sanctions authority, then, on written notice thereof by the Lender to the Borrower, any obligation of the Lender to make Loans shall be suspended until the Lender notifies the Borrower in writing that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon written demand from the Lender, prepay such Loans within 30 days of such demand. Upon any such prepayment, the Borrower shall also pay accrued interest on the amount so prepaid.
3.03    Inability to Determine Rates.
(a)    Subject to Section 3.03(b) below, notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Lender determines (which determination shall be conclusive absent manifest error) that:
(i)    adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period; or
(ii)    the Adjusted Term SOFR for the applicable Interest Period does not adequately and fairly reflect the cost to the Lender of funding such Loan, then the Lender will promptly so notify the Borrower. Thereafter, the obligation of the Lender to make or maintain SOFR Loans shall be suspended (to the extent of the affected SOFR Loans or Interest Periods) until the Lender revokes such notice, and (y) the Adjusted Term SOFR component shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing or continuation of Loans (to the extent of the affected Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein and each other outstanding Loan shall, on the last day of the Interest Period applicable to such Loan, be deemed converted to a Base Rate Loan.
(b)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Lender has not received, by such time, written notice of objection to such Benchmark Replacement from the Borrower.
(c)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(d)    Notices; Standards for Decisions and Determinations. The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Lender will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(e). Any determination, decision or election that may be made by the Lender pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a Borrowing of a Loan to be made during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing to Base Rate Loans; and (ii) each other outstanding Loan shall, on the last day of the Interest Period applicable to such Loan, be deemed converted to a Base Rate Loan. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.
3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, the Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by the Lender;
and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, within fifteen days after demand by the Lender setting forth in reasonable detail such increased costs (but shall not require the Lender to disclose any confidential or proprietary information), the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Change in Law affecting the Lender or any Lending Office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of the Lender or the Loans made by the Lender, to a level below that which the Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of the Lender setting forth in reasonable detail the charge and calculation of such reduced rate of return (but shall not require the Lender to disclose any confidential or proprietary information), the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered within fifteen days after receipt of such demand.
(c)    Certificates for Reimbursement. A certificate of the Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate the Lender as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be prima facie evidence thereof, and such certificate shall include a certification that such claim is being made in compliance with Section 3.06(c). The Borrower shall pay the Lender the amount shown as due on any such certificate within fifteen days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05    Compensation for Losses. Upon written demand of the Lender from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (but shall not require the Lender to disclose any confidential or proprietary information), the Borrower shall promptly compensate the Lender for and hold the Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)    any payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or
(b)    any failure by the Borrower (for a reason other than the failure of the Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower.
including any loss (other than loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable and customary administrative fees charged by the Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lender under this Section 3.05, the Lender shall be deemed to have funded each SOFR Loan made by it at Adjusted Term SOFR for such Loan by a matching deposit for a comparable amount and for a comparable period, whether or not such SOFR Loan was in fact so funded.
3.06    Mitigation Obligations; Like Treatment.
(a)    Designation of a Different Lending Office. If the Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.01, or if the Lender gives a notice pursuant to Section 3.02, then the Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.
(b)    [Reserved].
(c)    Like Treatment. The Lender shall request compensation under Section 3.01, 3.02 or 3.04 only if the Lender is generally requesting compensation from other similarly situated borrowers.
3.07    Survival. Without limiting the survival of any other provisions of this Agreement, all of the Borrower’s obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations hereunder.

ARTICLE IV.
CONDITIONS PRECEDENT TO LOANS
4.01    Conditions of Initial Loan. The obligation of the Lender to make the initial Loan is subject to satisfaction of the following conditions precedent:
(a)    The Lender’s receipt of the following, each of which shall be originals or facsimiles or electronic pdfs unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Lender:
(i)    executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Lender and the Borrower;
(ii)    a Note executed by the Borrower in favor of the Lender, if so requested by the Lender;
(iii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Lender may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;
(iv)    such documents and certifications as the Lender may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;
(v)    a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, and of any other applicable local counsel to the Loan Parties, addressed to the Lender, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as the Lender may reasonably request;
(vi)    a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)    a certificate signed by a Responsible Officer of the Borrower as of the Closing Date certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied or waived (which such waiver must be in writing), (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (D) that the Borrower has disclosed to the Lender all matters known to any Responsible Officer that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(viii)    a duly completed Compliance Certificate as of the Closing Date for the fiscal quarter ended September 30, 2022, signed by a Responsible Officer of the Borrower, certifying as to no Default under the terms of this Agreement and evidencing compliance with Section 7.10;
(ix)    the Lender shall have received a duly completed disclosure consent from each of the Borrower and the Exporter;
(x)    evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;
(xi)    the Lender shall have received from the Borrower a completed form FR G-3, signed by a Responsible Officer of the Borrower;
(xii)    to the extent requested not less than 15 days prior to the Closing Date, (A) all documentation and other information requested by (or on behalf of) the Lender in order to comply with requirements of anti-corruption Laws, Anti-Terrorism Laws and Sanctions and (B) if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification; and
(xiii)    such other assurances, certificates, documents, consents or opinions as the Lender reasonably may require.
(b)    Any fees required to be paid by the Borrower pursuant to the Fee Letter on or before the Closing Date shall have been paid.
(c)    Unless waived by the Lender, the Borrower shall have paid all reasonable and invoiced fees, charges and disbursements of counsel to the Lender (directly to such counsel if requested by the Lender) to the extent invoiced not less than one Business Day prior to the Closing Date, plus such additional amounts of such invoiced fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Lender in accordance with the terms of this Agreement).

4.02    Conditions to all Loans. The obligation of the Lender to honor any Committed Loan Notice is subject to the following conditions precedent:
(a)    The representations and warranties of the Borrower contained in Article V or any other Loan Document (other than the representation and warranty set forth in Section 5.05(c)), or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.
(b)    No Default shall exist, or would result from such proposed Loan or from the application of the proceeds thereof.
(c)    The Lender shall have received a Committed Loan Notice in accordance with the requirements hereof.
Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Committed Loan Notice.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
5.01    Existence, Qualification and Power. Each Loan Party and each Material Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the applicable laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the applicable laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsections (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
5.02    Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene any material term of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable law to which such Person is subject, except in each case referred to in subsections (b) and (c) above to the extent that any such conflict, breach, contravention, creation, requirement or violation could reasonably be expected to have a Material Adverse Effect.
5.03    Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document other than those already obtained or performed.
5.04    Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
5.05    Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof in accordance with GAAP.
(b)    The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated September 30, 2022, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of subsections (i) and (ii), to the absence of footnotes (other than as may be required in connection with any Receivables Securitization) and to normal year-end audit adjustments.
(c)    For the period from the date of the Audited Financial Statements through the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
5.06    Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
5.07    No Default. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
5.08    Ownership of Property; Liens. Each of the Borrower and the Material Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all assets reflected on the Audited Financial Statements or acquired since the date of the Audited Financial Statements except for property and assets sold or otherwise disposed of in the ordinary course of business or otherwise in accordance with the terms of this Agreement since the date of the Audited Financial Statements and for such defects in title or failure to have such title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and each of the Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09    Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
5.10    Insurance. The properties of the Borrower and its Subsidiaries are insured (a) with companies or associations (including affiliated companies approved by the Lender (such approval not to be unreasonably withheld or delayed)) and (b) in such amounts (after giving effect to any self-insurance compatible with the standards set forth in Section 6.07), in each case of (a) and (b) preceding, as are customarily engaged by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided, however, that the Borrower and such Subsidiary may self-insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker’s compensation insurance therein through an insurance fund operated by such state or jurisdiction in accordance with the provisions of Section 6.07.
5.11    Taxes. The Borrower and its Subsidiaries have (a) made or filed all Federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and in effect and which have been fully complied with in all material respects, (b) have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges shown or determined to be due on such returns, reports, and declarations, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established, and (c) set aside on their respective books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply.
5.12    ERISA Compliance.
(a)    Each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable Federal or state laws, except where such non-compliance could not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)    (i) No ERISA Event has occurred during the six-year period prior to the date on which such representation is made or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except for each of the foregoing clauses that could not, either individually or in the aggregate, reasonably be expected to have or to result in, a Material Adverse Effect.
5.13    Subsidiaries; Equity Interests; Guarantors. As of the Closing Date, (a) the Borrower has no Subsidiaries other than those specifically disclosed in Exhibit 21 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as supplemented by any changes to such Subsidiaries set forth in Part (a) of Schedule 5.13, and (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and, other than U.S. Cellular and U.S. Cellular’s Subsidiaries, are wholly-owned by the Borrower except as otherwise specified on Part (a) of Schedule 5.13 free and clear of all Liens except any Lien that is permitted under Section 7.01. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Neither the Borrower nor any Guarantor is an Affected Financial Institution. As of the Closing Date, each of the Guarantors is specifically disclosed in Part (c) of Schedule 5.13.
5.14    Margin Regulations; Investment Company Act.
(a)    The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. No proceeds of any Borrowing will be used for any purpose in contravention or violation of Regulation U issued by the FRB.
(b)    None of the Borrower or any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15    Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party (other than any projections and information of a general economic or an industry-specific nature, as to which the Borrower makes no representation) to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or made available publicly) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading.

5.16    Compliance with Laws. Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
5.17    Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.
5.18    Anti-Corruption Laws; OFAC; Sanctions.
(a)    Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with applicable Sanctions in all material respects. No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate applicable Sanctions. Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act
(b)    The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects. No Loan, use of the proceeds of any Loan, or other transactions contemplated hereby will violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VI.
AFFIRMATIVE COVENANTS
So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:
6.01    Financial Statements. Deliver to the Lender:
(a)    as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2022, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, common stockholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided that if the Borrower switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention; and
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended March 31, 2023), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of common stockholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, prepared in accordance with GAAP consistently applied throughout the period covered thereby and in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, common stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (other than as may be required in connection with any Receivables Securitization).
6.02    Certificates; Other Information. Deliver to the Lender:
(a)    concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any then existing Default they shall disclose in such statement any such Default; provided that such accountants shall not be liable to the Lender for failure to obtain knowledge of any Default;
(b)    in form and detail reasonably satisfactory to the Lender, concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) commencing with the fiscal quarter ended March 31, 2023, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower, including a list that identifies (i) each Material Domestic Subsidiary formed or acquired during the fiscal quarter then ended, including pursuant to a merger or Investment permitted by the provisions of this Agreement, (ii) each Domestic Subsidiary (other than U.S. Cellular, the Excluded Subsidiary and any of their respective Subsidiaries) designated as a Material Subsidiary pursuant to Section 6.14(a)(i) during the fiscal quarter then ended and (iii) each Material Domestic Subsidiary that was Disposed of during the fiscal quarter then ended, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition;
(c)    promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(d)    promptly after the same are available, copies of each 10-K, 10-Q and 8-K statement which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Lender pursuant hereto;
(e)    to the extent permitted by applicable law, promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by the enforcement division of such agency regarding financial or other operational results of the Borrower or any Subsidiary; and
(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

Information required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such information is included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender); provided that: (i) upon written request by the Lender, the Borrower shall deliver paper copies of such documents to the Lender until a written request to cease delivering paper copies is given by the Lender and (ii) the Borrower shall notify the Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Lender by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or pdf copies of the Compliance Certificates required by Section 6.02(b) to the Lender. Except for such Compliance Certificates, the Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and the Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
6.03    Notices.
(a)    Promptly notify the Lender of the occurrence of any Default;
(b)    Promptly after any Responsible Officer has knowledge thereof, notify the Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;
(c)    Promptly after any Responsible Officer has knowledge thereof, notify the Lender of the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;
(d)    Promptly after any Responsible Officer has knowledge thereof, notify the Lender of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary and not previously disclosed in the financial statements delivered pursuant to Section 6.01;
(e)    Promptly after any Responsible Officer has knowledge thereof, notify the Lender of any announcement by any of Moody’s, S&P or Fitch of any change in a Debt Rating; and
(f)    Promptly notify the Lender of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.
Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, if any. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.
6.04    Payment of Obligations. Pay and discharge as the same shall become due and payable in the ordinary course of business, all obligations and liabilities of the Borrower and the Material Subsidiaries, including all such tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Material Subsidiary, except to the extent any failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.
6.05    Preservation of Existence, Etc. (a) Except as otherwise expressly permitted under Section 7.04, preserve, renew and maintain in full force and effect the legal existence of the Borrower under the applicable laws of the jurisdiction of its organization but only to the extent that such transaction could not reasonably be expected to have a Material Adverse Effect; (b) except as otherwise expressly permitted under Section 7.04 and 7.05, preserve, renew and maintain in full force and effect the legal existence of each Material Subsidiary under the applicable laws of the jurisdiction of its organization but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) except as otherwise expressly permitted under Section 7.04 and 7.05, take all reasonable action to maintain its good standing and all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
6.06    Maintenance of Properties; Office. (a) Maintain, preserve and protect all of the properties and equipment necessary in the operation of the business of the Borrower and each Material Subsidiary in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section 6.06 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Material Subsidiaries that meets each of the following conditions: (i) such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business, (ii) such discontinuance does not in the aggregate materially adversely affect the business of the Borrower and its Material Subsidiaries on a consolidated basis and (iii) such discontinuance is not otherwise expressly prohibited under the terms of this Agreement.

6.07    Maintenance of Insurance. Maintain with insurance companies or associations (including affiliated companies approved by the Lender (such approval not to be unreasonably withheld or delayed)) customarily used by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, of such types and in such amounts (after giving effect to self-insurance compatible with the standards following the parenthetical contained in Section 5.10) as are customarily carried under similar circumstances by such other Persons; provided, however, that the Borrower and any of its Subsidiaries may self-insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker’s compensation insurance therein through an insurance fund operated by such state or jurisdiction.
6.08    Compliance with Laws. Comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including without limitation the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and applicable Sanctions), except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
6.09    Books and Records. Maintain proper books of record and account, in which full, true and correct entries in all material respects and are in material conformity with GAAP consistently applied during such period shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Material Subsidiary, as the case may be (it being understood and agreed that any foreign Subsidiary may maintain individual books and records in conformity with generally accepted accounting principles in its respective country of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).
6.10    Inspection Rights.
(a)    Permit the Lender or any of the Lender’s other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) all at the expense of the Borrower and, so long as there exists no Event of Default that is continuing, at such reasonable times and intervals as the Lender may reasonably request;
(b)    permit the Lender or any of the Lender’s other designated representatives, not more than once per fiscal year (and at the expense of the Lender), to visit and inspect any of the properties of the Borrower or any of its Subsidiaries during normal business hours, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) upon the request by the Lender with reasonable notice, and
(c)    upon an Event of Default and for so long as it is continuing, permit the Lender or any of the Lender’s other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) at the expense of the Borrower and at such reasonable times and intervals as the Lender may reasonably request.
In connection with any such inspections or discussions, (i) the Borrower shall be given reasonable notice of and shall have the right to be present at such inspections or discussions, and (ii) the Lender, on behalf of itself and any representative authorized by it, agrees to treat all non-public information as confidential information pursuant to Section 10.07 and to take all reasonable precautions to prevent such confidential information from being exposed to third parties and to those of its employees and representatives who do not need to know such confidential information; provided that this Section 6.10 shall not affect the disclosure by the Lender of information required to be disclosed to its auditors, regulatory agencies or pursuant to subpoena or other legal process or by virtue of any other law, regulation, order or interpretation.
6.11    Use of Proceeds. Use all of the proceeds of the Loans to (i) to finance the Borrower’s purchase under a Supply Contract of goods and services (including goods and services purchased prior to the Closing Date) from the Exporter and (ii) pay fees and expenses incurred in connection with the financing contemplated herein.
6.12    [Reserved]
6.13    Further Assurances. Cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.
6.14    Additional Guarantors; Guaranty Trigger Event.
(a)    On (or at the election of the Borrower prior to) the date the Borrower is required to deliver the Compliance Certificate for each fiscal quarter,

(i)    if, at such time, any existing direct Domestic Subsidiary (other than U.S. Cellular, the Excluded Subsidiary and any of their respective Subsidiaries) that is not a Guarantor meets the threshold set forth in the definition of Material Subsidiary, designate in writing to the Lender such additional Domestic Subsidiary as a “Material Subsidiary”,
(ii)    notify the Lender of any other changes to the Material Domestic Subsidiaries for such fiscal quarter, including (A) the formation or acquisition of a Material Domestic Subsidiary, including pursuant to a merger or Investment permitted by the provisions of this Agreement and (B) the Disposition of a Material Subsidiary, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition, and
(iii)    cause each new Material Domestic Subsidiary pursuant to clauses (i) and (ii)(A) above to (x) become a Guarantor by executing and delivering to the Lender a counterpart of the Guaranty or such other document as the Lender shall deem reasonably appropriate for such purpose, and (y) unless waived by the Lender, deliver to the Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope reasonably satisfactory to the Lender.
Notwithstanding the foregoing, the Borrower shall have no duty to comply with the requirements set forth in clauses (i) - (iii) above during a Guaranty Release Period.
(b)    If, at any time after the occurrence of the Guaranty Release Date, (i) two or more of S&P Rating, Moody’s Rating or Fitch Rating falls below BBB-, Baa3 or BBB-, respectively, (ii) the Borrower fails to maintain a Debt Rating of the Borrower’s senior unsecured long-term debt securities by two or more of S&P, Moody’s and Fitch, (iii) any Subsidiary grants a Guarantee (or permits any such Guarantee to exist) of the U.S. Cellular Revolving Loan Facility, the TDS CoBank Term Loan Facility, the U.S. Cellular Term Loan Facility, the U.S. Cellular SOFR Loan Facility or the TDS Wells Fargo Credit Agreement, or (iv) any Pari Passu Guaranteed Indebtedness exists (each a “Guaranty Trigger Event”), then, in the case of clauses (i) and (ii), the Borrower and each then existing and subsequently acquired or formed Material Domestic Subsidiary of the Borrower (other than U.S. Cellular, the Excluded Subsidiary and their Subsidiaries), and, in the case of clauses (iii) and (iv), the Borrower or applicable Subsidiary (other than U.S. Cellular, the Excluded Subsidiary and their respective Subsidiaries), shall Guarantee the Obligations on a pari passu basis with such other Indebtedness (if any) and, upon the occurrence of such Guaranty Trigger Event, the Borrower shall execute and deliver to the Lender a Guaranty and shall cause each such applicable Subsidiary to (A) become a Guarantor by executing and delivering to the Lender a counterpart of the Guaranty or such other document as the Lender shall deem reasonably appropriate for such purpose, and (B) unless waived by the Lender, deliver to the Lender documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Lender.
6.15    Anti-Corruption Laws. Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII.
NEGATIVE COVENANTS
So long as the Lender shall have a Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
7.01    Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including, without limitation, Equity Interests owned by the Borrower and any of its Subsidiaries), whether now owned or hereafter acquired, other than the following:
(a)    pro rata Liens securing any of the Obligations owing to the Lender;
(b)    Liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;
(c)    deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;
(d)    Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;
(e)    Liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or relevant Subsidiary;
(f)    encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which the Borrower or relevant Subsidiary is a party or under applicable law, and other minor Liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or such Subsidiary individually or of the Borrower and its Subsidiaries taken as a whole;
(g)    (i) outstanding Liens on the Closing Date securing Indebtedness of less than $25,000,000 and (ii) outstanding Liens on the Closing Date securing Indebtedness over $25,000,000 that are listed on Schedule 7.01, and, in each case, any extension, renewal or replacement thereof, in whole or in part; provided, however, that the principal amount secured thereby shall not exceed the principal amount secured at the time of extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to only that property (or any portion of such property) which secured the obligation so extended, renewed or replaced (plus any improvements on such property or portion of such property);
(h)    so long as no Event of Default exists at the time such Lien is created, Liens on any Specified Equity Interests; provided, however, that in each case such Liens (A) are incurred only in connection with any Monetization Transaction to secure obligations owed under such Monetization Transaction, (B) such Liens cover or otherwise attach to only the specific Specified Equity Interests which are the subject of such Monetization Transaction (and rights and interests usually and customarily related thereto, e.g., proceeds and dividends) and do not cover any other property or assets owned or acquired by the Borrower or any of its Subsidiaries, and (C) such Liens remain in existence only during the continuation of such Monetization Transaction;
(i)    so long as no Default exists before and immediately after giving effect to any such Liens at the time the contractual obligation to grant such Liens is entered into by the Borrower or its Subsidiaries, Liens in favor of governmental entities on assets and properties financed thereby in respect of Indebtedness permitted to be incurred under Section 7.03(f);
(j)    (i) so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(f) or 8.01(g) exists at the time such Lien is created, Liens on Securitization Assets arising out of the sale, assignment, pledge or transfer of Securitization Assets by U.S. Cellular or any of its Subsidiaries to any Securitization Entity pursuant to a Receivables Securitization and (ii) so long as no Event of Default exists at the time such Lien is created, Liens created by U.S. Cellular or any of its Subsidiaries pursuant to a pledge of the Equity Interests of any Securitization Entity in connection with a Receivables Securitization;
(k)    any other Liens on the property and assets of the Borrower and any of its Subsidiaries; provided, however, with respect to any Liens that secure Indebtedness of the Borrower or any Subsidiary, (i) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Borrower or any Subsidiary, if any, secured by Liens permitted by this subsection (k), plus (B) the amount of outstanding Indebtedness of the Subsidiaries permitted by Section 7.03(d) but not secured by Liens permitted under this subsection (k), exceed in the aggregate at any time $300,000,000 and (ii) such Lien may only be incurred so long as no Event of Default exists at the time such Lien is created;
(l)    Liens securing Indebtedness and other obligations pursuant to any of the TDS Wells Fargo Credit Agreement, the U.S. Cellular Revolving Loan Facility, the TDS CoBank Term Loan Facility, the U.S. Cellular SOFR Loan Facility and the U.S. Cellular Term Loan Facility; provided that no such Liens shall be permitted unless the Obligations are secured on a pari-passu basis with such Indebtedness;

(m)    Liens in respect of Indebtedness permitted to be incurred under Sections 7.03(i) and (k), but only so long as such Liens are Permitted Equal and Ratable Liens; and
(n)    Liens on Equity Interests of CoBank ACB held by the Borrower or any of its Subsidiaries securing Indebtedness and other obligations pursuant to the U.S. Cellular Term Loan Facility.
7.02    Investments. Make any Investments, except:
(a)    Investments
(i)    held by the Borrower or such Subsidiary in the form of cash and Cash Equivalents,
(ii)    made in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers, in each case consistent with past practices,
(iii)    Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case only to the extent reasonably necessary in order to prevent or limit loss,
(iv)    in any Special Entity, so long as in each case such Investments are (A) made in the ordinary course of business to fund operating expenses (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) of such Special Entity, (B) consistent with past practices of the Borrower, its Subsidiaries and such Special Entities and (C) either (I) not in excess of $25,000,000 in the aggregate at any time outstanding or (II) otherwise made pursuant to agreements, documents or other instruments pursuant to which the Borrower or such Subsidiary shall have a commitment to fund and in respect of which the Borrower shall, upon the request of the Lender, use commercially reasonable efforts to cause the Lender to have a perfected first Lien within thirty (30) days (or such longer time period as the Lender may agree) following the date of any such Investment under this subclause (II) (and subject to an agreement among the Lender and the administrative agent on behalf of the lenders under the TDS Wells Fargo Credit Agreement, the TDS CoBank Term Loan Facility, the U.S. Cellular Term Loan Facility, the U.S. Cellular SOFR Loan Facility or the U.S. Cellular Revolving Loan Facility, as applicable, on the other hand, regarding such Liens), but in no event shall the aggregate amount of all Investments made under this subclause (II) exceed $50,000,000; and
(v)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practices;
(b)    in addition to Investments permitted by subsection (a) preceding, Investments of any Subsidiary in the Borrower;
(c)    in addition to Investments permitted by subsections (a) and (b) preceding, Investments of the Borrower or any Subsidiary in any Subsidiary (except Investments pursuant to this subsection (c) in (x) the Excluded Subsidiary and any of its Subsidiaries, and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period) so long as in each case such Investments are (i) made in the ordinary course of business to fund operating expenses of such Subsidiary (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) and (ii) consistent with past practices of the Borrower and its Subsidiaries; provided that, for the avoidance of doubt, the foregoing shall permit intercompany obligations, including intercompany loans, incurred in the ordinary course of business by and among the Borrower or any wholly-owned Subsidiary of the Borrower, on the one hand, and any other wholly-owned Subsidiary of the Borrower, on the other hand, in each case only to the extent arising from time to time in connection with any Receivables Securitization otherwise permitted under this Agreement;
(d)    in addition to Investments permitted by subsections (a), (b) and (c) preceding, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments, in each case only as each is specifically permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively, to the extent that any constitute Investments;
(e)    so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(f) or 8.01(g) exists before and immediately after giving effect to any such Investment, Investments by U.S. Cellular or any of its Subsidiaries in a Securitization Entity pursuant to a Receivables Securitization; provided that such Investments are used exclusively for the purpose of financing or refinancing assets newly financed or refinanced under such Receivables Securitization;
(f)    in addition to Investments permitted by subsections (a), (b), (c), (d) and (e) preceding, so long as (i) no Event of Default exists before and after giving effect to any such Investment and (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving effect to any such proposed Investment, the Borrower and its Subsidiaries may make any Investment (except Investments pursuant to this subsection (f) in (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period);

(g)    in addition to Investments permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Investment and (ii) Outstanding Amounts of all Loans on any date of any Investment are not more than zero, the Borrower and its Subsidiaries may make any Investment (except Investments pursuant to this subsection (g) in (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period); and
(h)    in addition to Investments permitted by the preceding subsections (a), (b), (c), (d), (e), (f) and (g), so long as no Event of Default exists before and after giving effect to any such Investment, the Borrower and its Subsidiaries may make Investments in the Excluded Subsidiary and its Subsidiaries; provided that, at any time that is not during a Guaranty Release Period, the aggregate amount of all such Investments, together with the fair market value of all property Disposed of to the Excluded Subsidiary or any of its Subsidiaries pursuant to Section 7.05(c)(iii) shall not exceed $15,000,000 in the aggregate.
7.03    Indebtedness. Solely with respect to any Subsidiary, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Loan Documents;
(b)    Indebtedness (including any Guarantees thereof) outstanding on the Closing Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued interest (but only such accrued interest scheduled to accrue and remain unpaid by its terms in accordance with the related debt instrument as in effect on the Closing Date) and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower on a consolidated basis, such Person or the Lender than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;
(c)    loans to Subsidiaries made in accordance with the terms of Section 7.02(b) and (c);
(d)    so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, Indebtedness of any Subsidiary up to a maximum amount outstanding at any one time of $300,000,000; provided that, notwithstanding the foregoing, in no event shall the sum of (i) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (d) (whether secured or unsecured), plus (ii) the amount of outstanding Indebtedness of the Borrower on a consolidated basis secured by Liens permitted by Section 7.01(k), exceed in the aggregate at any time, $300,000,000;
(e)    (i) Indebtedness owed by U.S. Cellular, as borrower, and any Guaranty thereof by any Subsidiary of U.S. Cellular, under (or otherwise required pursuant to the terms of) the U.S. Cellular Revolving Loan Facility and (ii) other unsecured Indebtedness that is permitted to be incurred by U.S. Cellular or any of its Subsidiaries under the terms of the U.S. Cellular Revolving Loan Facility, provided, such Indebtedness is not Guaranteed by any Subsidiary of U.S. Cellular unless such Guaranty is permitted pursuant to clause (b), (h) or (i) of Section 7.03 of the U.S. Cellular Revolving Loan Facility (or any successor comparable provisions);
(f)    so long as there exists no Default at the time of its incurrence, Indebtedness owed to governmental entities and authorized pursuant to and incurred under the American Recovery and Reinvestment Act of 2009 or other law for broadband infrastructure in any area of the United States, particularly in areas without sufficient access to high speed broadband service to facilitate economic development (collectively, a “Government Program”); provided that, notwithstanding the foregoing, in no event shall the aggregate amount of Indebtedness incurred as permitted by this subsection (f) together with the aggregate amount of any programs permitted by Section 7.11 (without duplication) exceed in the aggregate at any time $500,000,000;
(g)    Indebtedness of a Securitization Entity incurred in connection with a Receivables Securitization; provided that, in no event shall the outstanding principal amount of such Indebtedness exceed in the aggregate at any time $500,000,000;
(h)    [Reserved]
(i)    so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, unsecured Indebtedness of the Borrower incurred after the Closing Date that is Guaranteed by any of its Subsidiaries (other than U.S. Cellular and its Subsidiaries) up to a maximum principal amount outstanding at any one time of $300,000,000 less the principal amount of the loans made pursuant to the U.S. Cellular SOFR Loan Facility; provided that (i) such Indebtedness shall rank pari passu in right of payment with the Obligations, (ii) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (h), plus (B) without duplication, the amount of outstanding Indebtedness of U.S. Cellular and its Subsidiaries permitted by Section 7.03(h) of the U.S. Cellular Revolving Loan Facility (or any successor comparable provision), exceed in the aggregate at any time, $300,000,000 less the principal amount of the loans made pursuant to the U.S. Cellular SOFR Loan Facility, (iii) [Reserved], and (iv) such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement on the date of issuance;

(j)    Indebtedness (including any Guarantees thereof) under the U.S. Cellular Revolving Loan Facility, the TDS CoBank Term Loan Facility, the U.S. Cellular Term Loan Facility, the U.S. Cellular SOFR Loan Facility, the U.S. Cellular Citibank Loan Facility and the TDS Wells Fargo Credit Agreement or any loan document related to any of the foregoing; and
(k)    so long as there exists no Default at the time of its incurrence, Indebtedness (including Guarantees thereof) owed to an export credit agency or institution for the purpose of facilitating trade exports up to a maximum principal amount outstanding at any one time of $300,000,000; provided that, notwithstanding the foregoing, in no event shall the sum of (i) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (k), plus (ii) without duplication, the amount of outstanding Indebtedness of the Subsidiaries of U.S. Cellular permitted by Section 7.03(j) of the U.S. Cellular Revolving Loan Facility, exceed in the aggregate at any time, $300,000,000 less the principal amount of the Loans outstanding hereunder; further provided, that at all times (i) such Indebtedness shall rank pari passu in right of payment with the Obligations, (ii) such Indebtedness shall contain covenants (including financial maintenance covenants), taken as a whole, that are substantially similar, but not more restrictive (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement, (iii) no Subsidiary may Guarantee such Indebtedness unless it is a Guarantor hereunder and has executed and delivered to the Lender a Guaranty Supplement or such other document as the Lender may deem reasonably appropriate for such purpose and has complied with each of the other terms and conditions of Section 6.14, and (iv) such Indebtedness is unsecured unless secured by a Permitted Equal and Ratable Lien.
7.04    Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that (x) when any Guarantor is merging, amalgamating or consolidating with another Subsidiary, the continuing or surviving Person shall be the Guarantor or shall become a Guarantor concurrently with such transaction and (y) when any wholly-owned Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be the wholly-owned Subsidiary or shall become a wholly-owned Subsidiary concurrently with such transaction;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is (i) a Guarantor, then the transferee must be only any of the Borrower, a Guarantor or another Subsidiary that becomes a Guarantor concurrently with such transaction and (ii) a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary;
(c)    any Subsidiary that is not a Loan Party may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the interest of the Borrower and its Subsidiaries;
(d)    any consolidation of the Borrower with or merger of the Borrower into any other Person or Persons (whether or not affiliated with the Borrower), or successive consolidations or mergers to which the Borrower or its successor or successors shall be a party or parties; provided, however, that, the Borrower hereby consents and agrees that, upon any such consolidation or merger, the due and punctual payment of the principal of and interest on all of the Loans and the due and punctual performance and observance of all of the covenants, conditions and other obligations of this Agreement and the Notes to be performed and observed by the Borrower, shall be expressly assumed in an agreement satisfactory in form and substance to the Lender, executed and delivered to the Lender by the Person formed by such consolidation or merger; provided, further, that the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and provided, further, that immediately before and after giving effect to any such transaction (and treating any Consolidated Funded Indebtedness or Sale and Leaseback Transaction which becomes an obligation of the resulting or surviving Person as a result of such transaction as having been incurred or entered into by such Person at the time of such transaction), no Default shall exist. Unless the conditions prescribed above in this Section 7.04(d) are satisfied, no such consolidation or merger shall be permitted;
(e)    the Borrower or any Subsidiary may merge with any other Person in order to effect an Investment expressly permitted pursuant to Sections 7.02(e), (f) and (g); and
(f)    with respect to any Subsidiary, (i) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition expressly permitted pursuant to Section 7.05(c)(i), and (ii) Dispositions made in accordance with the terms of Section 7.05(c)(ii), or any of Sections 7.05(e), (f) or (g).
7.05    Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property deemed to be no longer useful in the conduct of the business of the Borrower or any of its Subsidiaries in the ordinary course of business and as determined in the Borrower’s commercially reasonable judgment;
(b)    Dispositions of inventory and allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned, in each case, in the ordinary course of business;

(c)    Dispositions of (i) any property of any Subsidiary to the Borrower or to a wholly-owned Subsidiary (except Dispositions pursuant to this subsection (c)(i) to (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period); provided that if the transferor of such property is a Guarantor, the transferee thereof must be only any of the Borrower, a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction; (ii) any property of the Borrower or a wholly-owned Subsidiary to a Subsidiary or Special Entity (except Dispositions pursuant to this subsection (c)(ii) to (x) the Excluded Subsidiary and any of its Subsidiaries and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period); provided further that (x) if the transferor of such property is a Guarantor, the transferee thereof must be a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction and (y) if there exists any Event of Default at the time of any such Disposition or as a result of giving effect to any such Disposition, such Disposition under subsection (ii) hereof must be sales of property on fair and reasonable terms, in the ordinary course of business and consistent with past practices and (iii) any property of the Borrower or any Subsidiary to the Excluded Subsidiary or any of its Subsidiaries, provided that, at any time that is not during a Guaranty Release Period, the fair market value of such property Disposed of to the Excluded Subsidiary or any of its Subsidiaries, together with the aggregate amount of all Investments made in the Excluded Subsidiary or any of its Subsidiaries pursuant to Section 7.02(h), shall not exceed $15,000,000 in the aggregate;
(d)    to the extent such transactions constitute Dispositions, the transactions expressly permitted by Sections 7.02(e), 7.04(a), (b), (c) and (d) and 7.06;
(e)    in addition to Dispositions permitted by subsections (a), (b), (c) and (d) preceding, so long as (i) no Default exists at the time the contractual obligation to make such Dispositions is entered into by the Borrower or its Subsidiaries, (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving effect to any such proposed Disposition, (iii) in each case such Disposition shall be for aggregate fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to an independent third party buyer which is not an Affiliate) and (iv) such Disposition (or series of Dispositions) shall not be of all or substantially all of the assets of the Borrower, the Borrower and its Subsidiaries may make any Disposition (except Dispositions pursuant to this subsection (e) to (x) the Excluded Subsidiary and any of its Subsidiaries, and (y) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);
(f)    in addition to Dispositions permitted by subsections (a), (b), (c), (d) and (e) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Dispositions, (ii) the Outstanding Amounts of all Loans on any date of any Disposition are not more than zero and (iii) such Disposition is for fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to an independent third party buyer which is not an Affiliate), the Borrower and its Subsidiaries may make any Disposition (except (x) Dispositions of all or substantially all of the assets of the Borrower are not permitted, and (y) Dispositions pursuant to this subsection (f) to (A) the Excluded Subsidiary and any of its Subsidiaries and (B) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);
(g)    in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) 100% of the Net Proceeds of each such Disposition are used by the Borrower immediately upon receipt thereof to prepay the Outstanding Amounts of all Loans, (ii) such Disposition is for fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to an independent third party buyer which is not an Affiliate) and (iii) during the Availability Period, the Commitment is concurrently, automatically and permanently reduced by the full amount of the Net Proceeds (and the Borrower delivers a written acknowledgement to the Lender of a concurrent automatic permanent reduction of the Commitment in the amount of the Net Proceeds (regardless of whether there exist at any such time any Outstanding Amounts)), the Borrower and its Subsidiaries may make any Disposition (except (x) Dispositions of all or substantially all of the assets of the Borrower are not permitted, and (y) Dispositions pursuant to this subsection (g) to (A) the Excluded Subsidiary and any of its Subsidiaries and (B) a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);
(h)    Dispositions of any property of U.S. Cellular and its Subsidiaries to the extent that such Dispositions are permitted under the terms of the U.S. Cellular Revolving Loan Facility; and
(i)    in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e), (f), (g) and (h) preceding, Dispositions consisting of the sale of Cash Equivalents for cash.
provided, however, that in each case of subsections (a) through (g) above and notwithstanding anything in this Section 7.05 or otherwise herein or in any Loan Documents, each such Disposition shall be, in Borrower’s commercially reasonable judgment, for fair market value; and, provided, further, that the Borrower shall not, nor shall any Subsidiary, Dispose of, transfer or sell any Equity Interests in U.S. Cellular if such sale, Disposition or transfer could result in the Borrower either (A) controlling less than 50.1% of the voting interests of U.S. Cellular, or (B) not being required by GAAP to include U.S. Cellular in its consolidated financials.
7.06    Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:
(a)    each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
(b)    the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
(c)    the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)    repurchases in the ordinary course of business and consistent with past practices of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of or tax withholding obligation with respect to such options or warrants;
(e)    the Borrower may make Restricted Payments in the ordinary course of business and consistent with past practices pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries (i) in effect as of the Closing Date, or (ii) given in renewal or extension of previously existing stock option plans or other benefit plans, such renewals and extensions to be on similar terms to the existing plans, or (iii) granted in the ordinary course of business consistent with past practices and on similar terms as those stock option plans or other benefit plans in existence on the Closing Date;
(f)    the Borrower may declare and make scheduled quarterly dividends approved by its board of directors consistent with historical practices conducted prior to the Closing Date;
(g)    in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) no Event of Default exists before and immediately after giving effect to any such Restricted Payment (provided that, notwithstanding the foregoing, solely in the case of dividends, such requirement shall only apply to the declaration of any such dividend and not to the payment of any such dividend), and (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving pro forma effect to any such proposed Restricted Payment on the date of payment or, in the case of dividends, the declaration thereof, the Borrower and its Subsidiaries may make any Restricted Payment at any time after such payment or, in the case of dividends, the declaration thereof; and
(h)    in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e), (f) and (g) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Restricted Payment and (ii) Outstanding Amounts of all Loans on any date of any Restricted Payment are not more than zero, the Borrower and its Subsidiaries may make any Restricted Payment.
7.07    Transactions with Affiliates and Subsidiaries.
(a)    Except as disclosed on Schedule 7.07 or, with respect to U.S. Cellular and its Subsidiaries, as otherwise permitted under the U.S. Cellular Credit Agreement, enter into, or permit to exist, any transaction of any kind with any Affiliate of the Borrower (excluding Subsidiaries or any Special Entity), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, all as determined by the Borrower in its commercially reasonably judgment; or
(b)    Enter into, or permit to exist, any transaction of any kind with any Subsidiary that is not a wholly-owned Subsidiary or Special Entity, other than on fair and reasonable terms in the ordinary course of business consistent with past practices.
7.08    Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:
(a)    limits the ability of (i) any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement and the Loan Documents, or (ii) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Equity Interests of any Subsidiary of the Borrower to secure all or a portion of the Obligations; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any Contractual Obligations that:
(A)    require a pari passu Guarantee concurrently with any Guaranty of any Subsidiary hereunder;
(B)    are restrictions or conditions binding on a Subsidiary in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition) so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such Contractual Obligations do not apply to the Borrower or any other Subsidiary (except any Subsidiary of such Subsidiary);
(C)    are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;
(D)    are customary restrictions contained in organizational documents of any Subsidiary that is not a Guarantor as of the Closing Date;
(E)    are customary restrictions in connection with any Lien to secure taxes, assessments and other governmental charges in respect of obligations not overdue (provided that any such restriction contained therein relates only to the asset or assets subject to such Lien);
(F)    are customary restrictions and conditions contained in agreements related to any Receivables Securitization (provided that any such restriction or condition apply solely to (i) the Securitization Assets the subject of such Receivables Securitization and (ii) any applicable Securitization Entity, including any Equity Interests of such Securitization Entity);

(G)    arise under the TDS Wells Fargo Credit Agreement, the U.S. Cellular Revolving Loan Facility, the U.S. Cellular Term Loan Facility, the U.S. Cellular SOFR Loan Facility, the U.S. Cellular Citibank Loan Facility or the TDS CoBank Term Loan Facility;
(H)    arise under any document, instrument or agreement identified on Schedule 7.08 and any extension, renewal of, or any amendment or modification or (in the case of any such documents, instruments and agreements relating to Indebtedness) refinancing thereof, so long as the scope of any such restriction or condition is not expanded;
(I)    apply by reason of any applicable Laws or are required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;
(J)    are customary restrictions that arise in connection with any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition;
(K)    are restrictions or other conditions that limit the incurrence or assumption (including pursuant to merger, consolidation or acquisition) or maintenance of Liens on Equity Interests of any Subsidiary of the Borrower unless such Contractual Obligation is secured equally and ratably with any other obligation; provided such Contractual Obligation is otherwise permitted by this Agreement; or
(L)    arise under any Indebtedness (including Guarantees thereof) permitted by clauses (i) and (k) of Section 7.03 of this Agreement (the “Specified Pari Debt”) so long as the scope of such restrictions or conditions are not more restrictive than the restrictions and conditions permitted pursuant to clause (G) above and do not prohibit, limit or impose any restrictions on the ability of (1) any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement and the Loan Documents, U.S. Cellular Revolving Credit Facility, the TDS Wells Fargo Credit Agreement, the U.S. Cellular Term Loan Facility or the TDS CoBank Term Loan Facility, or (2) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Equity Interests of the Borrower or any Subsidiary of the Borrower to secure all or a portion of the Obligations; provided that the foregoing shall not prohibit, limit or impose any condition or restriction on the ability of the Borrower or any Subsidiary to create, incur or permit to exist any prohibition, restriction or imposition that requires the Borrower or any Subsidiary to grant a comparable Lien to secure the Specified Pari Debt on an equal and ratable basis, and on the same Equity Interests, as any Lien on Equity Interests granted by the Borrower or any Subsidiary to secure the Obligations (any such Lien being a “Permitted Equal and Ratable Lien”); or
(b)    causes any Material Subsidiary to become or remain subject to any restriction which could reasonably be expected to impair the Borrower’s ability to repay in full the Obligations, including without limitation, any restriction which would prohibit the distribution by any Material Subsidiary to the Borrower of proceeds from any direct or indirect Disposition of any business or property.
Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall have any duty to comply with the requirements set forth in clause (a)(ii) above during a Guaranty Release Period.
7.09    Use of Proceeds. Use the proceeds of any Loan whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
7.10    Financial Covenants.
(a)    Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.
(b)    Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than 3.75 to 1.00.
7.11    Governmental Programs. Incur or obtain any loans, advances or other similar funding (other than grants) under any Government Program; provided that, so long as either (i) there exists no Event of Default at the time of its incurrence, or (ii) (A) there exists no Event of Default under Section 8.01(a) before and immediately after giving effect to any such incurrence or receipt of such grants, loans, advances or other funding, and (B) the Outstanding Amounts of all Loans on any date of any such incurrence or receipt of such grants, loans, advances or other funding are not more than zero, the Borrower may incur or obtain any such grants, loans, advances or other funding in an amount, when combined with the sum of all other Indebtedness incurred under Section 7.03(f) (without duplication), that is not in excess of $500,000,000.
7.12    Anti-Corruption Laws; Sanctions.
(a)    Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender or otherwise) of Sanctions.
(b)    Directly or indirectly use the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

7.13    Guarantees. Create, incur, assume or suffer to exist (a) any Guarantee of Indebtedness of the Borrower or of any Subsidiary (other than U.S. Cellular and the Excluded Subsidiary and any of their Subsidiaries) if the guarantor of such Indebtedness is not a Guarantor hereunder and (b) notwithstanding anything in Section 7.03, any Indebtedness that contains covenants, taken as a whole, that are materially tighter (or in addition to), with respect to any Subsidiaries that are not guarantors of such Indebtedness, than those contained in this Agreement with respect to the Subsidiaries that are not Loan Parties.
7.14    United States Cellular Corporation. Issue any Equity Interests of U.S. Cellular, or make any Disposition of Equity Interests in U.S. Cellular, or take any other action with respect to the Equity Interests in U.S. Cellular, if such issuance, Disposition or other action could result in Borrower either (a) controlling less than 50.1% of the voting interests of U.S. Cellular, or (b) not being required by GAAP to include U.S. Cellular in its consolidated financial statements.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
8.01    Events of Default. Any of the following shall constitute an Event of Default:
(a)    Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (solely with respect to the Borrower), 6.10, or 6.11 or Article VII; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date a Responsible Officer of such Loan Party has knowledge of such failure and (ii) the delivery date of written notice thereof to such Loan Party from the Lender; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall not be true and correct in any material respect when made or deemed made (or, to the extent any such representation, warranty, certification or statement of fact is qualified as to “materiality” or “Material Adverse Effect”, such representation, warranty, certification or statement of fact shall not be true and correct in all respects); or
(e)    Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due beyond the applicable grace period with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an outstanding aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an involuntary offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount (unless such Swap Contract is in connection with a Monetization Transaction for which the Swap Termination Value may be satisfied by the delivery of the underlying Specified Equity Interests related to such Monetization Transaction); or
(f)    Insolvency Proceedings, Etc. Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
(h)    Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)    Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and termination of the Commitment, ceases to be in full force and effect; or any Loan Party or any Affiliate contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Commitment), or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or
(k)    Change of Control. There occurs any Change of Control.
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:
(a)    declare the commitment to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
(c)    exercise all rights and remedies available to it under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Lender.
8.03    Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Lender in the following order (to the fullest extent permitted by applicable Laws):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (excluding principal and interest but including fees, charges and disbursements of counsel to the Lender to the extent the Borrower is obligated to reimburse such amounts in accordance with the Loan Documents and amounts payable under Article III) payable to the Lender;
Second, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations;
Third, to payment of that portion of the Obligations constituting unpaid principal of the Loans and other Obligations; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.
[RESERVED]

ARTICLE X.
MISCELLANEOUS
10.01    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Lender and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, to the address, facsimile number, electronic mail address or telephone number specified on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures mutually agreed to by the Borrower and the Lender. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)    [Reserved].
(d)    Change of Address, Etc. Each of the Borrower and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other party hereto.
(e)    Reliance by Lender. The Lender shall be entitled to rely and act upon any notices (including telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower or the other Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Lender and the Related Parties of the Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by the Lender to exercise, and no delay by the Lender in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower shall pay (i) all reasonable and invoiced out-of-pocket fees and expenses incurred by the Lender and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of counsel for the Lender in reasonable detail, and one local counsel in each relevant jurisdiction), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and invoiced out-of-pocket expenses incurred by the Lender (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Lender and one local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Borrower. The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, and the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee, (y) result from any dispute solely among Indemnitees, other than any claims arising directly or indirectly as a result of any act or omission by the Borrower or any Subsidiary or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c)    [Reserved]
(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto hereby agrees that it shall not assert, and hereby waives, any claim against any other Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
(f)    Survival. Without limiting the survival of any other provisions of this Agreement, the agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the termination of the Commitment and the repayment, satisfaction or discharge of all the other Obligations.
10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Lender, or the Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under the provisions of applicable Laws, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by the Lender. The Lender may at any time assign to one assignee all of its rights and obligations under this Agreement (including all of the Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Required Consents. No consent shall be required for any assignment except that the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to an Affiliate of the Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within fifteen (15) Business Days after having received notice thereof.

(ii)    Assignment and Assumption. The parties to each assignment shall execute an Assignment and Assumption.
(iii)    No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
From and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.
(c)    [Reserved].
(d)    Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of the Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01, unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender. If the Lender sells a participation, the Lender agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender. The Lender, if it sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that the Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(e)    Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.
10.07    Treatment of Certain Information; Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Lender may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Lender and in connection with the administration of this Agreement, the other Loan Documents, and the Commitment.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is not identified as “PUBLIC” pursuant to Section 6.02 or is otherwise clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.
10.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.09    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum amount or rate that would not result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) or at a usurious rate under any other applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that bear the signatures of the Borrower. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (e.g., “pdf” or “tif”) means shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    [Reserved].
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK IS EXPRESSLY MADE APPLICABLE TO THIS AGREEMENT.

(b)    SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    No Advisory or Fiduciary Responsibility.
(a)    In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i)(A) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, (B) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Borrower is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii)(A) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as a financial advisor, advisor, agent or fiduciary for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (B) the Lender has not assumed or will not assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of its Affiliates with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and (C) the Lender has no obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
(b)    Each Loan Party acknowledges and agrees that the Lender and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if the Lender and any Affiliate thereof were not a Lender or an Affiliate thereof (or an agent or any other person with any similar role under the Loans) and without any duty to account therefor to the Borrower or any Affiliate of the foregoing.  The Lender and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Loans or otherwise without having to account for the same to the Borrower or any Affiliate of the foregoing.

10.17    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Lender, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Lender is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Lender pursuant to procedures approved by it; provided that without limiting the foregoing, (a) to the extent the Lender has agreed to accept such Electronic Signature from any party hereto, the Lender and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Lender and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
10.18    PATRIOT Act; Anti-Terrorism Laws. The Lender hereby notifies the Borrower that pursuant to the requirements of Anti-Terrorism Laws, including the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with applicable Anti-Terrorism Laws, including the Patriot Act. The Borrower shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable Anti-Terrorism Laws, including the Patriot Act, or its “know your customer” checks and identification procedures.
10.19    Time of the Essence. Time is of the essence of the Loan Documents.
10.20    Designation as Senior Debt. All Obligations shall be “Designated Senior Indebtedness” for purposes of any public indebtedness of the Borrower and its Subsidiaries issued after the Closing Date.
10.21    FCC Approval. Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, the Lender will not take any action pursuant to this Agreement or any of the other Loan Documents, which would constitute or result in a change in control of the Borrower or any of its Subsidiaries requiring the prior approval of the FCC without first obtaining such prior approval of the FCC. After the occurrence of an Event of Default, the Borrower shall take or cause to be taken any action which the Lender may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Lender to exercise and enjoy the full rights and benefits granted to the Lender by this Agreement or any of the other Loan Documents, including, at the Borrower’s cost and expense, the use of the Borrower’s best efforts to assist in obtaining such approval for any action or transaction contemplated by this Agreement or any of the other Loan Documents for which such approval is required by Law.
10.22    Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
10.23    Keepwell. Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.23 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.
10.24    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.25    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States.
10.26    Guaranty Matters. If (a) the Guaranty Release Date occurs or (b) a Guarantor ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents, the Borrower may deliver to the Lender a certificate of a Responsible Officer certifying that (x) (i) the Guaranty Release Date has occurred or (ii) such Person has ceased to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents, as applicable, and (y) no Default exists and is continuing, and upon Lender’s receipt of such certificate, such Guarantor shall be automatically released from the Guaranty. Upon release of any Person pursuant to this Section 10.26, the Lender shall (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s reasonable expense, such documents as may be reasonably necessary to evidence the release of such Person from its obligations under the Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ Vicki L. Villacrez
Name: Vicki L. Villacrez
Title: Executive Vice President and Chief Financial Officer

By:	/s/ John M. Toomey
Name: John M. Toomey
Title: Vice President and Treasurer

EXPORT DEVELOPMENT CANADA
as Lender

By:	/s/ Michael Lambe
Name: Michael Lambe
Title: Senior Financing Manager

By:	/s/ Sedami Koutangni
Name: Sedami Koutangni
Title: Senior Associate

Exhibit I
FORM OF GUARANTY

GUARANTY

THIS GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty“), dated as of November 9, 2022, is made by each of the other parties listed on the signature pages hereto and each other Person which may from time to time become a party to this Guaranty pursuant to Section 22 (collectively, the “Additional Guarantors”, and each, an “Additional Guarantor”, and together with each of the other signatories party hereto, collectively, the “Guarantors”, and each, a “Guarantor”), in favor of the Lender.

BACKGROUND.

Telephone and Data Systems, Inc., as borrower (the “Borrower”) and Export Development Canada, as lender (the “Lender”), have entered into that certain Credit Agreement, dated as of November 9, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

The Borrower and each of the other Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower, and the Guarantors will derive direct and indirect economic benefit from the Loans.

It is a condition precedent to the obligation of the Lender to make Loans under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty.

AGREEMENT.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Lender to make Loans under the Credit Agreement and extend other credit and financial accommodations under the Loan Documents, each Guarantor hereby agrees with the Lender as follows:

SECTION 1. Definitions; Other Terms.

(a) Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement, and, to the extent of any conflict, terms as defined in the Credit Agreement shall control (provided, that a more expansive or explanatory definition shall not be deemed a conflict). As used herein the following terms shall have the following meanings:

“Fraudulent Transfer Laws” means applicable Laws relating to fraudulent conveyance, fraudulent transfer or voidable transactions, including Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law.

“Guarantied Obligations” means, collectively, (a) the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise, (b) any and all reasonable and invoiced out-of-pocket expenses (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Lender and one local counsel in each relevant jurisdiction) incurred by the Lender in enforcing any rights under this Guaranty, and (c) all present and future amounts that would become due with respect to the foregoing but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest with respect to the foregoing, including, without limitation, all post-petition interest if any Loan Party becomes subject to any proceeding under Debtor Relief Laws.

(b) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof, (iv) all references herein to Sections and Exhibits shall be construed to refer to Sections of and Exhibits to this Guaranty, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Guaranty. Each of the Guarantors hereby jointly and severally absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, by acceleration, or otherwise, of, and the performance of, the Guarantied Obligations. Upon failure of the Borrower to pay any of the Guarantied Obligations when due (whether at stated maturity, by acceleration or otherwise), Guarantors hereby further jointly and severally agree to promptly pay the same to the Lender, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance of this Guaranty or the creation or incurrence of any of the Guarantied Obligations. This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not merely a guaranty of collection, meaning that it is not necessary for the Lender, in order to enforce payment by Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations or to institute suit or exhaust any rights against any Loan Party or any other Person. Notwithstanding anything herein or in any other Loan Document to the contrary, in any action or proceeding involving any state corporate or other business entity Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally (including any Debtor Relief Law), if, as a result of Fraudulent Transfer Laws, the obligations of any Guarantor under this Section 2 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany Indebtedness to the Borrower or any Subsidiary to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder) and (b) the value as assets of such Guarantor (as determined under the applicable provisions of Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable Law, (ii) Section 17 hereof or (iii) any agreement providing for rights of subrogation, reimbursement or contribution in favor of such Guarantor, or for an equitable allocation among such Guarantor, any other Loan Party, or Subsidiaries or Affiliates of the Borrower, and any other Person of obligations arising under guaranties by such Persons, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 2, then the amount of such liability shall, without any further action by such Guarantor, the Lender or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 3. Guaranty Absolute. Each Guarantor guarantees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Credit Agreement and the other Loan Documents without set-off or counterclaim, and regardless of any applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Lender with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any provision of any Loan Document, any other agreement or instrument relating to the foregoing or avoidance or subordination of any of the Guarantied Obligations;

(b) any change in the time, manner or place of payment or performance of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, any of the Loan Documents;

(c) any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or collateral security for, or any consent to departure from any requirement of any other guaranty of, or collateral security for, all or any of the Guarantied Obligations;

(d) the absence of any attempt to collect any of the Guarantied Obligations from any other Loan Party or any other action to enforce the same or the election of any remedy by the Lender;

(e) any waiver, consent, extension, forbearance or granting of any indulgence by the Lender with respect to any provision of any Loan Document (except to the extent any written waiver, consent, forbearance or indulgence executed in accordance with such Loan Document expressly modifies or terminates the obligations of such Guarantor);

(f) the election by the Lender in any proceeding under any Debtor Relief Law;

(g) any borrowing or grant of a Lien by the Borrower or the grant of a Lien by any other Loan Party, as debtor-in-possession, under any Debtor Relief Law; or

(h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Guarantor or any other Loan Party other than payment or performance of the Guarantied Obligations.

SECTION 4. Waiver.

(a) Each Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that the Lender exhaust any right or take any action against the Borrower or any other Person, (C) the filing of any claim with a court in the event of receivership or bankruptcy of any Loan Party or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor’s obligations hereunder), (F) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against any other Guarantor or any other Person, (G) any defense based upon an election of remedies by the Lender, or (H) notice of any events or circumstances set forth in clauses (a) through (l) of Section 3; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except upon the Release Date (as hereinafter defined).

(b) If, in the exercise of any of its rights and remedies in accordance with the provisions of applicable Law, the Lender shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable Law pertaining to “election of remedies” or the like, each Guarantor hereby consents to such action by the Lender and waives any claim based upon such action. Any election of remedies which, by reason of such election, results in the denial or impairment of the right of the Lender to seek a deficiency judgment against any Loan Party or any other Person shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

(c) If the Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by Law or under any of the Loan Documents, to the extent not prohibited by applicable Law, the Lender may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by the Lender but shall be credited against the Guarantied Obligations.

(d) Each Guarantor agrees that, notwithstanding any provision of this Guaranty and without limiting the generality of any provision of this Guaranty, if the Lender is prevented by applicable Law from exercising its rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, such Guarantor shall promptly pay to the Lender, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Lender.

(e) Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal. Each Guarantor hereby agrees that the Lender shall have no duty to advise any Guarantor or any other Loan Party of information known to the Lender regarding such condition or any such circumstance. In the event that the Lender in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor or other Loan Party, the Lender shall be under no obligation (i) to undertake any investigation which is not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices or agreement, the Lender wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor or any other Loan Party.

(f) Each Guarantor consents and agrees that the Lender shall be under no obligation to marshal any assets in favor of any Guarantor or any other Loan Party or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 5. Representations, Warranties and Covenants.

(a) Each Guarantor hereby represents and warrants to the Lender that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement, and the Lender shall be entitled to rely on each of them as if they were fully set forth herein.

(b) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Guarantied Obligations shall remain unpaid or unsatisfied.

SECTION 6. Amendments, Etc. Neither any amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by the Lender and signed by the Lender and Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Notwithstanding the foregoing, each Guarantor shall be released from any and all obligations hereunder in accordance with the provisions of Section 10.26 of the Credit Agreement.

SECTION 7. Notices. All notices and other communications provided for herein shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement; provided, that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower at the Borrower’s then current address, facsimile number, electronic mail address or telephone number for notice under the Credit Agreement. Section 10.02(e) is hereby incorporated by reference into this Guaranty mutatis mutandis.

SECTION 8. No Waiver; Remedies.

(a) No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law or by any of the other Loan Documents.

(b) No waiver by the Lender of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Lender permitted hereunder shall in any way affect or impair any of the rights of the Lender or the obligations of any Guarantor under this Guaranty, under any of the other Loan Documents, except as specifically set forth in any such waiver. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

SECTION 9. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of each Guarantor against any and all of the Guarantied Obligations of such Guarantor, irrespective of whether or not the Lender shall have made any demand under this Guaranty or any other Loan Document and although such Guarantied Obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender under this Section 9 are in addition to other rights and remedies (including other rights of setoff) that the Lender may have. The Lender shall notify the applicable Guarantor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10. Continuing Guaranty; Transfer of Guarantied Obligations. This Guaranty (a) is (i) a continuing guaranty and shall remain in full force and effect until the earlier of (A) the Guaranty Release Date and (B) the date upon which all of the Guarantied Obligations are fully, indefeasibly, absolutely and unconditionally paid and performed and the Commitment is terminated (such earlier date, the “Release Date”) and (ii) binding upon each Guarantor, its successors and permitted assigns and such Guarantor as debtor-in-possession, and (b) inures to the benefit of and is enforceable by the Lender and its successors, permitted transferees, and permitted assigns. Without limiting the generality of the foregoing clause (b), the Lender may assign or otherwise transfer any Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to the Lender herein or otherwise with respect to such Guarantied Obligations so transferred or assigned; subject, however, to compliance with the provisions of the Credit Agreement. Except as the result of the consummation of a transaction permitted under Section 7.04 of the Credit Agreement, no Guarantor may assign (including any novation, delegation or transfer) any of its rights (if any) or obligations under this Guaranty without the prior written consent of the Lender (which the Lender may grant or withhold in its sole discretion, for any reason or for no reason), and any purported assignment without such consent shall be null and void.

SECTION 11. Application of Payments. All amounts and property received by the Lender pursuant to this Guaranty (including amounts and property received or applied pursuant to Section 9 or application of other rights of setoff) shall be applied as provided in Section 8.03 of the Credit Agreement.

SECTION 12. Reinstatement; Stay of Acceleration; Termination. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party under any Debtor Relief Law, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party’s assets, and shall, to the fullest extent permitted by applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to applicable Law or otherwise, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a “voidable preference,” “fraudulent transfer,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent not prohibited by Law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. If acceleration of the time for payment of any of the Guarantied Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guarantied Obligations shall nonetheless be payable by each Guarantor forthwith on demand by the Lender. Subject to the reinstatement provisions of this Section 12, this Guaranty shall remain in full force and effect until the Release Date.

SECTION 13. Governing Law; Jurisdiction; Etc.

(a) THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK IS EXPRESSLY MADE APPLICABLE TO THIS AGREEMENT.

(b) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 14. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO, AND THE LENDER BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15. Section Titles. The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not to be used in any interpretation of this Guaranty.

SECTION 16. Counterparts. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 17. Subrogation and Subordination.

(a) Until the Release Date, no Guarantor shall assert, enforce, or otherwise exercise (i) any right of subrogation to any of the rights or Liens of the Lender or any Person acting for the benefit of the Lender against any other Loan Party or any collateral or any other security for the Guarantied Obligations, or (ii) any right of recourse, reimbursement, contribution, indemnification, or similar right against any other Loan Party on all or any part of the Guarantied Obligations. This Section 17 shall survive the termination of this Guaranty, and any satisfaction and discharge of Guarantors by virtue of any payment, court order, or Law.

(b) With respect to each Guarantor, all indebtedness and other liabilities of each other Loan Party to such Guarantor (“Loan Party Debt”) are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Guarantied Obligations to the extent provided below.

(i) Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii);

(ii) Notwithstanding the provisions of clause (i), the Borrower and each other Loan Party may pay to such Guarantor and such Guarantor may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt, provided that the Borrower’s and each other Loan Party’s right to pay and such Guarantor’s right to receive any such amount shall automatically and be immediately suspended and cease (A) if an Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement exists or (B) if, after taking into account the effect of such payment, an Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement would exist. Such Guarantor’s right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (such cure or waiver to be evidenced by the Lender’s written agreement), provided that no subsequent Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement has occurred, or such earlier date, if any, as the Lender gives notice to Guarantors of reinstatement by the Lender, in the Lender’s sole discretion;

(iii) If any Guarantor receives any payment on the Loan Party Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Lender and will promptly deliver such payment, together with any necessary endorsement, to the Lender; and

(iv) In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower or any other Loan Party (an “Insolvency Proceeding”), the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding. In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the Release Date (A) file, at the request of the Lender, any claim, proof of claim or similar instrument necessary to enforce the Borrower’s or such other Loan Party’s obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to the Lender any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that the Lender may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.

SECTION 18. Guarantor Insolvency. Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any Insolvency Proceeding (other than as a creditor or claimant), then the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and the Lender, a fully-matured, due, and payable and performable obligation of such Guarantor to the Lender (without regard to whether an Event of Default exists or whether any part of the Obligations is then due and owing by the Borrower to the Lender), payable and performable in full by such Guarantor to the Lender upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

SECTION 19. Interest Rate Limitation. Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Guarantor and the Lender by its acceptance hereof agree that no Guarantor shall be required or obligated to pay interest in excess of the maximum amount or rate that would not result in the receipt by the Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) or at a usurious rate under any other applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount of the Loans and then the principal amount of any other Guarantied Obligations. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, the Lender may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Guarantied Obligations hereunder.

SECTION 20. Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 21. No Setoff or Deductions; Taxes. Each Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America. All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim (other than mandatory) or any deduction or withholding whatsoever, including, without limitation, for any and all present and future Taxes, except as required by applicable Law. If a Guarantor must make a payment under this Guaranty, such Guarantor represents, warrants and covenants that it will make the payment from one of its U.S. resident offices to the Lender. If any Guarantor makes a payment under this Guaranty on which any Indemnified Taxes or Other Taxes are at any time imposed including, but not limited to, payments made pursuant to this Section 21, each Guarantor shall pay all such Indemnified Taxes or Other Taxes to the relevant authority in accordance with applicable Law such that the Lender receives the sum it would have received had no such deduction or withholding for Indemnified Taxes or Other Taxes been made and shall also pay to the Lender, on demand, all additional amounts which the Lender specifies as necessary to preserve the after-tax yield the Lender would have received if such Indemnified Taxes or Other Taxes had not been imposed. Each Guarantor shall promptly provide the Lender with the original or a certified copy of a receipt issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld or other evidence of such payment reasonably satisfactory to the Lender. Without limiting the generality of the foregoing, each Guarantor hereby agrees that it is bound by the terms of Section 3.01 of the Credit Agreement as a “Loan Party”, as if such terms were fully set forth herein.

SECTION 22. Additional Guarantors. Upon the execution and delivery by any other Person of a Guaranty Supplement in substantially the form of Exhibit A (each, a “Guaranty Supplement”), such Person shall become a “Guarantor” hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

SECTION 23. Credit Agreement. Each Guarantor agrees that it is bound by the terms of Section 10.16 (No Advisory or Fiduciary Responsibility) and Section 10.23 (Keepwell) of the Credit Agreement.

SECTION 24. Entire Agreement; Amendment and Restatement. THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

TDS TELECOMMUNICATIONS LLC

By:
Name:
Title:

ONENECK DATA CENTER HOLDINGS, LLC

By:
Name:
Title:

ONENECK IT SOLUTIONS, LLC

By:
Name:
Title:

AFFILIATE FUND

By:
Name:
Title: